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                          AGREEMENT AND PLAN OF MERGER

                          dated as of January 26, 2001

                                     between

                               CENTURA BANKS, INC.

                                       and

                              ROYAL BANK OF CANADA









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                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----

RECITALS......................................................................1

                                    ARTICLE I

                       Certain Definitions; Interpretation

1.01   Certain Definitions....................................................2
1.02   Interpretation.........................................................7

                                   ARTICLE II

                                   The Merger

2.01   The Merger.............................................................8
2.02   Reservation of Right to Revise Structure...............................9
2.03   Effective Time.........................................................9

                                   ARTICLE III

                                  Consideration

3.01   Effect on Capital Stock................................................9
3.02   Rights as Shareholders; Stock Transfers...............................10
3.03   Exchange Procedures...................................................10
3.04   Anti-Dilution Provisions..............................................11
3.05   Company Stock Options.................................................11

                                   ARTICLE IV

                           Actions Pending the Merger

4.01   Forbearances of the Company...........................................12
4.02   Forbearances of the Acquiror..........................................15


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                                    ARTICLE V

                         Representations and Warranties

5.01   Disclosure Schedules..................................................15
5.02   Standard..............................................................16
5.03   Representations and Warranties of the Company.........................16
5.04   Representations and Warranties of the Acquiror........................29

                                   ARTICLE VI

                                    Covenants

6.01   Reasonable Best Efforts...............................................33
6.02   Shareholder Approvals.................................................33
6.03   Registration Statement................................................34
6.04   Press Releases........................................................35
6.05   Access; Information...................................................35
6.06   Acquisition Proposals.................................................36
6.07   Affiliate Agreements..................................................37
6.08   Takeover Laws.........................................................37
6.09   No Rights Triggered...................................................37
6.10   NYSE Listing..........................................................37
6.11   Regulatory Applications...............................................37
6.12   Indemnification.......................................................38
6.13   Accountants' Letters..................................................40
6.14   Notification of Certain Matters.......................................40
6.15   Employee Benefits.....................................................40
6.16   Certain Adjustments...................................................41
6.17   Formation of Newco....................................................41
6.18   Certain Tax Matters...................................................41

                                   ARTICLE VII

                    Conditions to Consummation of the Merger

7.01   Conditions to Each Party's Obligation to Effect the Merger............42
7.02   Conditions to Obligation of the Company...............................43
7.03   Conditions to Obligation of the Acquiror..............................44


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                                                                           PAGE

                                  ARTICLE VIII

                                   Termination

8.01  Termination............................................................44
8.02  Effect of Termination and Abandonment..................................46
8.03  Termination Fee........................................................46

                                   ARTICLE IX

                                  Miscellaneous

9.01  Survival...............................................................47
9.02  Waiver; Amendment......................................................47
9.03  Counterparts...........................................................48
9.04  Governing Law..........................................................48
9.05  Expenses...............................................................48
9.06  Notices................................................................48
9.07  Entire Understanding; No Third-Party Beneficiaries.....................49
9.08  Assignment.............................................................49


EXHIBIT A     Form of Stock Option Agreement
EXHIBIT B     List of Persons to Execute Compensation-Related Agreements
EXHIBIT C     Form of Employment Agreement
EXHIBIT D     Form of Affiliate Letter



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         AGREEMENT AND PLAN OF MERGER, dated as of January 26, 2001 (this
"Agreement"), between Centura Banks, Inc. (the "Company") and Royal Bank of Canada (the "Acquiror").

                                    RECITALS

         A. The Company. The Company is a North Carolina corporation, having its principal place of business in Rocky Mount, North Carolina.

         B. The Acquiror. The Acquiror is a Canadian chartered bank, having its principal places of business in Toronto, Ontario and Montreal, Quebec, Canada.

         C. The Merger. On the terms and subject to the conditions contained in this Agreement, the parties to this Agreement intend to effect the merger of a direct wholly owned subsidiary of the Acquiror to be organized under North Carolina law ("Newco") with and into the Company, with the Company as the surviving corporation in the merger.

         D. Stock Option Agreement. As a condition of and inducement to the Acquiror's willingness to enter into this Agreement, following the execution and delivery of this Agreement, the Company is entering into a Stock Option Agreement in substantially the form of Exhibit A (the "Stock Option Agreement"), pursuant to which the Company is granting to the Acquiror an option to purchase, under certain circumstances, shares of Company Common Stock.

         E. Employment Agreements. Certain employees and directors of the Company identified on Exhibit B have agreed to execute agreements related to certain employment and compensation matters in substantially the form of Exhibit C.

         F. Intention of the Parties. It is the intention of the parties that the business combination contemplated hereby be treated as a "reorganization" under Section 368 of the Internal Revenue Code of 1986, as amended (the "Code").

         G. Board Action. The respective Boards of Directors of each of the Company and the Acquiror have each adopted resolutions approving this Agreement, the Merger (as defined herein), the Stock Option Agreement, and, in the case of the Board of Directors of the Company, declaring the advisability of this Agreement in accordance with the North Carolina Business Corporation Act, as amended (the "NCBCA").

         NOW, THEREFORE, in consideration of the premises, and of the mutual covenants, representations, warranties and agreements contained herein, the parties agree as follows:

                                    ARTICLE I

                       CERTAIN DEFINITIONS; INTERPRETATION

         1.01 Certain Definitions. The following terms are used in this Agreement with the meanings assigned below:

         "Acquiror" has the meaning assigned in the preamble to this Agreement.

         "Acquiror Common Stock" means the common shares, without nominal or par value, of the Acquiror.

         "Acquiror First Preferred Stock" means the first preferred shares, without nominal or par value, of the Acquiror.

         "Acquiror Ratio" has the meaning assigned in Section 8.01(f)(ii).

         "Acquiror Second Preferred Stock" means the second preferred shares, without nominal or par value, of the Acquiror.

         "Acquiror Stock" means, collectively, the Acquiror Common Stock, the Acquiror First Preferred Stock and the Acquiror Second Preferred Stock.

         "Acquisition Proposal" has the meaning assigned in Section 6.06.

         "Agreement" means this Agreement, as amended or modified from time to time in accordance with Section 9.02.

         "Average Closing Price" means the average of the daily last sale prices per share of Acquiror Common Stock as reported on the Toronto Stock Exchange for the ten consecutive full trading days (on which such shares are traded) ending at the close of trading on the Determination Date.

         "Closing Date" has the meaning assigned in Section 2.03.

         "Code" has the meaning assigned in Recital F.

         "Company" has the meaning assigned in the preamble to this Agreement.

         "Company Affiliate" has the meaning assigned in Section 6.07.

         "Company Articles" means the Amended and Restated Articles of Incorporation of the Company.

         "Company Board" means the Board of Directors of the Company.


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         "Company By-Laws" means the Amended and Restated By-laws of the
     Company.

         "Company Common Stock" means the common stock, without par value, of the Company.

         "Company IP Rights" has the meaning assigned in Section 5.03(w).

         "Company Meeting" has the meaning assigned in Section 6.02.

         "Company Preferred Stock" means the preferred stock, without par value, of the Company.

         "Company Reports" has the meaning assigned in Section 5.03(j).

         "Company Stock" means, collectively, the Company Common Stock and the Company Preferred Stock.

         "Company Stock Option" means each option to purchase shares of Company Common Stock outstanding under the Company Stock Plans.

         "Company Stock Plans" has the meaning assigned in Section 5.03(b).

         "Company's SEC Documents" has the meaning assigned in Section 5.03(g).

         "Confidentiality Agreement" means the confidentiality agreement between the Company and the Acquiror, dated January 12, 2001.

         "Compensation Plans" has, with respect to any person, the meaning assigned in Section 5.03(n).

         "Consideration" has the meaning assigned in Section 3.01(a).

         "Consideration Per Share" has the meaning assigned in Section 3.05.

         "Contract" means, with respect to any person, any agreement, indenture, undertaking, debt instrument, contract, lease or other commitment to which such person or any of its Subsidiaries is a party or by which any of them is bound or to which any of their properties is subject.

         "Costs" has the meaning assigned in Section 6.12(a).

         "Determination Date" means the date of receipt of all approvals of the Minister of Finance, Canada, necessary to consummate the Merger.

         "Disclosure Schedule" has the meaning assigned in Section 5.01.


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         "Effective Time" means the date and time at which the Merger becomes effective.

         "Environmental Laws" means any federal, state or local law, regulation, order, decree, permit, authorization, common law or agency requirement relating to: (1) the protection or restoration of the environment, health or safety (in each case as relating to the environment) or natural resources; or (2) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "ERISA Affiliate" has, with respect to any person, the meaning assigned in Section 5.03(n).

         "ERISA Affiliate Plan" has the meaning assigned in Section 5.03(n).

         "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

         "Exchange Agent" has the meaning assigned in Section 3.03(a).

         "Exchange Ratio" has the meaning assigned in Section 3.01(a).

         "Governmental Authority" means any court, administrative agency or commission or other federal, state or local governmental authority or instrumentality.

         "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

         "Hazardous Substance" means any substance in any concentration that is:
     (1) listed, classified or regulated pursuant to any Environmental Law; (2) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon; or (3) any other substance which may be the subject of regulatory action by any Governmental Authority pursuant to any Environmental Law.

         "Indemnified Party" has the meaning assigned in Section 6.12(a).

         "Indemnified Person" has the meaning assigned in Section 5.03(n).

         "Index Price" means the TSE Banks & Trusts Index.

         "Index Ratio" has the meaning assigned in Section 8.01(f)(ii).


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         "Insurance Amount" has the meaning assigned in Section 6.12(b).

         "Insurance Policies" has the meaning assigned in Section 5.03(u).

         "Intellectual Property Rights" shall mean all worldwide industrial and intellectual property rights, including, without limitation, patents, patent applications, patent rights, trademarks, trademark applications, trade names, service marks, service mark applications, copyright, copyright applications, franchises, licenses, inventories, know-how, trade secrets, customer lists, proprietary processes and formulae, all source and object code, algorithms, architecture, structure, display screens, layouts, inventions, development tools, software, databases and all documentation and media constituting, describing or relating to the above, including, without limitation, manuals, memoranda and records.

         "IRS" means the United States Internal Revenue Service.

         "knowledge of the Company" and "Company knowledge" mean the knowledge of Cecil Sewell, Steven Goldstein, Frank Hirsch, Kel Landis, Scott Custer, Tom Rogers, Ben Anderson and Buddy Jordon.

         "Liens" means any charge, mortgage, pledge, security interest, restriction, claim, lien, or encumbrance.

         "Loans" means loans, leases, extensions of credit, commitments to extend credit and other assets.

         "Material Adverse Effect" means, with respect to the Acquiror or the Company, any effect that (1) is materially adverse to the financial position, results of operations, shareholder's equity or business of the Acquiror and its Subsidiaries taken as a whole, or the Company and its Subsidiaries taken as a whole, respectively, other than (A) the effects of changes in economic conditions generally (including general levels of interest rates), except to the extent that the effect of such change disproportionately affects the Acquiror or the Company, respectively, as compared to depositary institutions in general in Canada or the United States, respectively, (B) payments of expenses associated with the Merger as contemplated by this Agreement, (C) changes in generally accepted accounting principles applicable to bank holding companies generally in Canada or the United States, respectively, and (D) any changes resulting primarily from changes in banking laws or regulations (or interpretations thereof) of general applicability in Canada or the United States, respectively; or (2) would materially impair the ability of either the Acquiror or the Company to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Merger and the other transactions contemplated by this Agreement.

                  "Merger" has the meaning assigned in Section 2.01(a).


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         "Multiemployer Plan" means, with respect to any person, a multiemployer plan within the meaning of Section 3(37) of ERISA.

         "NCBCA" has the meaning assigned in Recital G.

         "NCCOB" means the North Carolina Commissioner of Banks.

         "New Certificates" has the meaning assigned in Section 3.03.

         "NYSE" means the New York Stock Exchange, Inc.

         "Old Certificates" has the meaning assigned in Section 3.03.

         "PBGC" means the Pension Benefit Guaranty Corporation.

         "Pension Plan" has, with respect to any person, the meaning assigned in
     Section 5.03(n).

         "person" means any individual, bank, savings bank, corporation, partnership, association, joint-stock company, business trust or unincorporated organization.

         "Previously Disclosed" means, with respect to the Company or the Acquiror, information set forth in such party's Disclosure Schedule in a paragraph or section identified as corresponding to the provision of this Agreement in respect of which such information has been so set forth or has otherwise been set forth in a manner reasonably indicating to a reader the provisions to which such information may be relevant.

         "Proxy Statement" has the meaning assigned in Section 6.03.

         "Registration Statement" has the meaning assigned in Section 6.03.

         "representatives" means, with respect to any person, such person's directors, officers, employees, legal or investment or financial advisors or any representatives of such legal or financial advisors.

         "Rights" means, with respect to any person, securities or obligations convertible into or exercisable or exchangeable for, or giving any person any right to subscribe for or acquire, or any options, calls or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock of such person.

                  "SEC" means the Securities and Exchange Commission.


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         "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

         "Significant Subsidiary" has the meaning assigned to it in Rule 1-02 of Regulation S-X of the SEC.

         "Starting Date" means January 26, 2001.

         "Starting Price" means C$51.80.

         "Stock Option Agreement" has the meaning assigned in the preamble to this Agreement.

         "Subsidiary" includes both a "subsidiary" as defined in Rule 1-02 of Regulation S-X of the SEC and a "subsidiary" as defined in Section 2(d) of the Bank Holding Company Act of 1956.

         "Superior Proposal" has the meaning assigned in Section 6.06.

         "Surviving Corporation" has the meaning assigned in Section 2.01.

         "Takeover Laws" has the meaning assigned in Section 5.03(e).

         "Taxes" means all taxes, charges, fees, levies or other assessments, however denominated, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, goods and services, capital, transfer, franchise, profits, license, withholding, payroll, employment, employer health, excise, estimated, severance, stamp, occupation, property or other taxes, custom duties, fees, or charges of any kind whatsoever, together with any interest and any penalties or additions to tax with respect thereto and with respect to any information reporting requirements imposed by the Code or any similar provision of foreign, state or local law and any interest in respect of such additions or penalties imposed by any taxing authority whether arising before, on or after the Closing Date.

         "Tax Returns" means all reports and returns required to be filed on or before the Closing Date with respect to the Taxes of the Company or any of its Subsidiaries including, without limitation, consolidated federal income tax returns and any documentation required to be filed with any taxing authority or to be retained by the Company or any of its Subsidiaries in respect of information reporting requirements imposed by the Code or any similar foreign, state or local law.

         1.02 Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." No rule of construction against the draftsperson shall be applied in connection with the interpretation or enforcement of this Agreement. Whenever this Agreement shall require a party to take an action, such requirement shall be deemed to constitute an undertaking by such party to cause its Subsidiaries, and to use its reasonable best efforts to cause its other affiliates, to take appropriate action in connection therewith. References to "knowledge" of a person means knowledge after reasonable diligence in the circumstances. References herein to "transaction contemplated by this Agreement" shall be deemed to include a reference to the transactions contemplated by the Stock Option Agreement. All references to "dollars" or "$" mean the lawful currency of the United States, and all references to "Canadian dollars" or "C$" mean the lawful currency of Canada, unless otherwise indicated.

                                   ARTICLE II

                                   THE MERGER

         2.01 The Merger. At the Effective Time, on the terms and subject to the conditions set forth in this Agreement, the following shall occur:

               (a) Structure and Effects of the Merger. Newco shall merge with and into the Company, and the separate corporate existence of Newco shall thereupon cease (the "Merger"). The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation") and shall continue to be governed by the laws of the State of North Carolina, and the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The Merger shall have the effects specified in the NCBCA.

               (b) Articles of Incorporation. The articles of incorporation of the Surviving Corporation shall be amended to read in their entirety the same as the articles of incorporation of Newco as in effect immediately prior to the Effective Time, until duly amended in accordance with the terms thereof and the NCBCA, except that the name of the Surviving Corporation shall be changed to "RBC Centura Banks, Inc.".

               (c) By-Laws. The by-laws of the Surviving Corporation shall be amended to read in their entirety the same as the by-laws of Newco as in effect immediately prior to the Effective Time, until duly amended in accordance with the terms thereof and the articles of incorporation referred to in Section 2.01(b).

               (d) Directors. Unless otherwise agreed by the Acquiror and the Company, the directors of the Surviving Corporation shall be comprised of nine individuals, five of whom shall be designated by the Acquiror and four of whom


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


         shall be designated by the Company (with the reasonable consent of the Acquiror) prior to the Effective Time, and such directors shall hold office until such time as their successors shall be duly elected and qualified.

         2.02 Reservation of Right to Revise Structure. At the Acquiror's election, the Merger may alternatively be structured so that (i) the Company is merged with and into any direct or indirect wholly owned subsidiary of the Acquiror or (ii) any other direct or indirect wholly owned subsidiary of the Acquiror is merged with and into the Company; provided, however, that no such change shall (a) alter or change the amount or kind of the Consideration or the treatment of the holders of Company Stock Options, (b) prevent the parties from obtaining the opinions of Hunton & Williams and Sullivan & Cromwell referred to in Sections 7.02(c) and 7.03(c), respectively, or (c) materially impede or delay consummation of the transactions contemplated by this Agreement. In the event of such an election, the parties agree to execute an appropriate amendment to this Agreement in order to reflect such election.

         2.03 Effective Time. The Merger shall become effective upon the filing, in the office of the Secretary of State of the State of North Carolina, of articles of merger in accordance with Section 55-11-05 of the NCBCA, or at such later date and time as may be set forth in such articles. Subject to the terms of this Agreement, the parties shall cause the Merger to become effective (1) on the date that is the third business day to occur after the last of the conditions set forth in Article VII (other than conditions relating solely to the delivery of documents dated the Closing Date) shall have been satisfied or waived in accordance with the terms of this Agreement (or, at the election of the Acquiror, on the last business day of the month in which such day occurs), or (2) on such date as the parties may agree in writing (the "Closing Date").

                                   ARTICLE III

                                  CONSIDERATION

         3.01 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock:

               (a) Conversion of Company Common Stock. Each share of Company Common Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive consideration (the "Consideration") comprising 1.684 (the "Exchange Ratio") fully paid and nonassessable shares of Acquiror Common Stock. At the Effective Time, the shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and cease to exist, and from and after the Effective Time, certificates representing Company Common Stock immediately prior to the Effective Time shall be deemed for all purposes to represent the number of shares of Acquiror


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


         Common Stock into which they were converted as part of the Consideration pursuant to this Section 3.01(a).

               (b) Newco Common Stock. Each share of Newco common stock issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation.

         3.02 Rights as Shareholders; Stock Transfers. At the Effective Time, holders of Company Common Stock shall cease to be, and shall have no rights as, shareholders of the Company, other than to receive any dividend or other distribution with respect to such Company Common Stock with a record date occurring prior to the Effective Time and the conversion rights provided under this Article III. After the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of shares of Company Common Stock.

         3.03 Exchange Procedures. (a) Promptly upon occurrence of the Effective Time, the Acquiror shall deposit, or cause to be deposited, with the Acquiror's transfer agent or a U.S. depository or trust institution of recognized standing selected by the Acquiror and reasonably satisfactory to the Company (in such capacity, the "Exchange Agent"), for the benefit of the holders of certificates formerly representing shares of Company Common Stock ("Old Certificates") to be exchanged in accordance with this Article III, certificates representing the shares of Acquiror Common Stock ("New Certificates").

         (b) Promptly after the Effective Time, the Acquiror shall send or cause to be sent to each former holder of record of shares of Company Common Stock immediately prior to the Effective Time transmittal materials for use in exchanging such shareholder's Old Certificates for New Certificates. The Acquiror shall cause the New Certificates and/or any check in respect of dividends or distributions which such person shall be entitled to receive to be delivered to such shareholder upon delivery to the Exchange Agent of Old Certificates representing such shares of Company Common Stock (or indemnity reasonably satisfactory to the Acquiror and the Exchange Agent, if any of such certificates are lost, stolen or destroyed) owned by such shareholder. No interest will be paid on the cash such person shall be entitled to receive pursuant to this Article III upon such delivery.

         (c) Neither the Exchange Agent nor any party hereto shall be liable to any former holder of Company Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

         (d) From and after the 30th day following the Effective Time, no dividends or other distributions with respect to Acquiror Common Stock with a record date occurring after the Effective Time shall be paid in respect of any unsurrendered Old Certificate representing shares of Acquiror Common Stock converted in the Merger into the right to receive shares of Acquiror Common Stock. Upon surrender of Old Certificates (or indemnity reasonably satisfactory to the Acquiror and the Exchange Agent, if any of such certificates are lost, stolen or destroyed) in accordance with this Section 3.03, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Acquiror Common Stock such holder had the right to receive upon surrender of Old Certificates (or delivery of such indemnity).

         (e) Notwithstanding any other provision hereof, no fractional shares of Acquiror Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger; instead, the Acquiror shall pay to each holder of Company Common Stock who would otherwise be entitled to a fractional share of Acquiror Common Stock (after taking into account all Old Certificates delivered by such holder) an amount in cash (without interest) determined by multiplying such fraction by the average of the last reported sale prices of Acquiror Common Stock, as reported by the Toronto Stock Exchange, for the ten Toronto Stock Exchange trading days immediately preceding the Effective Time (with the last reported sale price for each such trading day converted to U.S. dollars at the Bank of Canada Closing Rate in Toronto on such trading day).

         3.04 Anti-Dilution Provisions. If the Acquiror changes (or establishes a record date for changing) the number or kind of shares of Acquiror Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, reclassification, reorganization or similar transaction with respect to the outstanding Acquiror Common Stock and the record date therefor shall be prior to the Effective Time, the Exchange Ratio shall be proportionately adjusted.

         3.05 Company Stock Options. At the Effective Time, each Company Stock Option, whether vested or unvested, exercisable or unexercisable, without any action on the part of the holder shall be converted into the right to receive payment of an amount in cash equal to the product of (1) the excess of the Consideration Per Share over the exercise price per share subject to such Company Stock Option and (2) the number of Shares subject to such Company Stock Option payable to the holder of such Company Stock Option at any time during the period commencing on the date hereof and ending immediately prior to the Effective Time; provided, that the Company shall be entitled to withhold from such cash payment any amounts required to be withheld by applicable law. For purposes of clarity, if the exercise price per share subject to a Company Stock Option exceeds the Consideration Per Share (i.e., an "underwater" stock option) then, the holder of such option shall not be entitled to any payment with respect thereto. Each Company Stock Option to which this paragraph applies will be cancelled and shall cease to exist by virtue of such payment. For the purposes of this Section 3.05, "Consideration Per Share" means the product of
(x) the average of the last reported sale prices of Acquiror Common Stock, as reported by the Toronto Stock Exchange, for the ten Toronto Stock Exchange trading days immediately preceding the Effective Time (with the last reported sale price for each such trading day converted to U.S. dollars at the Bank of Canada Closing Rate in Toronto on such trading day) and (y) the Exchange Ratio. Prior to the Effective Time the Company shall take all necessary actions, including obtaining employee consents and resolutions of the Company Board or of a committee established under a Company Stock Plan, if applicable, to effect the foregoing.


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


                                   ARTICLE IV

                           ACTIONS PENDING THE MERGER

         4.01 Forbearances of the Company. Until the Effective Time (or the earlier of the termination of this Agreement), except as expressly provided in this Agreement or the Disclosure Schedule, without the prior written consent of the Acquiror, the Company will not, and will cause each of its Subsidiaries not to:

               (a) Ordinary Course. Conduct the business of the Company and its Subsidiaries other than in the ordinary and usual course or, to the extent consistent therewith, fail to use reasonable efforts to preserve intact their business organizations and assets and maintain their rights, franchises and existing relations with customers, suppliers, employees and business associates; or, subject to the restriction in
         Section 4.01(o)(3), engage in any material new activities or lines of business or make any material changes to their existing activities or lines of business.

               (b) Capital Stock. Other than pursuant to Rights Previously Disclosed and outstanding on the date hereof or pursuant to the Stock Option Agreement, (1) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of Company Common Stock or any Rights, (2) permit any additional shares of Company Common Stock to become subject to new grants of employee or director stock options, or stock-based employee rights or arrangements, (3) repurchase, redeem or otherwise acquire, directly or indirectly, any shares of Company Common Stock, (4) effect any recapitalization, reclassification, stock split or like change in capitalization, or (5) enter into, or take any action to cause any holders of Company Common Stock to enter into, any agreement, understanding or commitment relating to the right of holders of Company Common Stock to vote any shares of Company Common Stock, or cooperate in any formation of any voting trust relating to such shares.

               (c) Dividends, Etc. Make, declare, pay or set aside for payment any dividend, other than (1) regular quarterly cash dividends on Company Common Stock in an amount not to exceed $0.34 per share (or $0.36 per share for dividends payable with respect to periods after the first quarter of 2001); provided that the Company shall coordinate with the Acquiror regarding the declaration and payment of any dividends in respect of the Company Common Stock and the record dates and the payment dates relating thereto, it being the intention of the Company and the Acquiror that holders of Company Common Stock shall not receive two dividends, or fail to receive one dividend, for any single calendar quarter with respect to their shares of Company Common Stock and/or any shares of Acquiror Common Stock that any such holder receives in exchange therefor pursuant to the Merger; and (2) dividends from wholly owned Subsidiaries to the Company or to another wholly owned Subsidiary of the

         Company, as applicable, on or in respect of, or declare or make any distribution on any shares of its capital stock or split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock.

               (d) Compensation; Employment Contracts; Etc. Enter into, amend, modify, renew or terminate any employment, consulting, severance or similar Contracts (including the agreements entered into pursuant to Recital E hereof) with any directors, officers, employees of, or independent contractors with respect to, the Company or its Subsidiaries, or grant any salary, wage or other increase or increase any employee benefit (including incentive or bonus payments), except
         (1) for changes that are required by applicable law, (2) to satisfy Previously Disclosed Contracts existing on the date hereof (as such Contracts are modified, as applicable, pursuant to the agreements entered into pursuant to Recital E hereof), (3) for merit-based or annual salary increases in the ordinary course of business and in accordance with past practice or (4) for employment arrangements for, or grants of awards to, newly hired non-executive employees in the ordinary and usual course of business consistent with past practice provided that total annual guaranteed compensation for any such newly hired non-executive employee shall not exceed U.S. $100,000.

               (e) Benefit Plans. Enter into, establish, adopt, amend, modify or terminate any pension, retirement, stock option, stock purchase, savings, profit sharing, employee stock ownership, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare Contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any current or former directors, officers, employees, former employees of, or independent contractors with respect to, the Company or its Subsidiaries (or any dependent or beneficiary of any of the foregoing persons), including taking any action that accelerates the vesting or exercisability of or the payment or distribution with respect to, stock options, restricted stock or other compensation or benefits payable thereunder, except, in each such case, (1) as may be required by applicable law or (2) to satisfy Previously Disclosed Contracts existing on the date hereof.

               (f) Dispositions. Except (i) pursuant to Previously Disclosed Contracts existing on the date hereof, or (ii) for sales of debt securities or similar investments in the ordinary and usual course of business consistent with past practice, sell, transfer, mortgage, lease, encumber or otherwise dispose of or permit the creation of any Lien (except for a Lien for Taxes not yet due and payable) in respect of or discontinue any material portion of its assets, business or properties.

               (g) Acquisitions. Except (1) pursuant to Previously Disclosed Contracts existing on the date hereof, or (2) by way of foreclosures in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice, acquire any material amount, taken individually and in the aggregate, of assets, properties or deposits of another person in any one transaction or a series of related transactions.

               (h) Governing Documents. Amend the Company Articles, the Company By-laws or the articles of incorporation or by-laws (or similar governing documents) of any of the Company's Subsidiaries.

               (i) Accounting Methods. Implement or adopt any material change in the accounting principles, practices or methods used by the Company and its Subsidiaries, other than as may be required by generally accepted accounting principles.

               (j) Contracts. Except in the ordinary course of business consistent with past practice, enter into or terminate any material Contract or amend or modify in any material respect any of its existing material Contracts.

               (k) Claims. Settle any claim, action or proceeding, except for any claim, action or proceeding involving solely money damages in an amount, individually and in the aggregate for all such settlements, not more than U.S. $250,000 and which would not reasonably be expected to establish an adverse precedent or reasonable basis for subsequent settlements or require material changes in business practices.

               (l) Risk Management. Except as required by applicable law or regulation: (1) implement or adopt any material change in its credit risk and interest rate risk management and hedging policies, procedures or practices; (2) fail to follow its existing policies or practices with respect to managing its exposure to credit and interest rate risk; or (3) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk.

               (m) Indebtedness. Other than in the ordinary course of business (including by way of creation of deposit liabilities, entry into repurchase agreements, purchases or sales of federal funds, Federal Home Loan Bank advances, and sales of certificates of deposit) consistent with past practice, (1) incur any indebtedness for borrowed money, (2) assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person or (3) cancel, release, assign or modify any material amount of indebtedness of any other person.

               (n) Loans. (1) Make any loan or advance other than in the ordinary course of business consistent with lending policies as in effect on the date hereof or (2) make any commercial real estate loan or advance in excess of $10,000,000, or any other loan or advance in excess of $20,000,000; provided that the Company or any of its Subsidiaries may make any such loan or advance in the event (A) the Company or any of its Subsidiaries has delivered to the Acquiror or its designated representative a notice of its intention to make such loan or advance and such additional information as the Acquiror or its designated representative may reasonably require and (B) the Acquiror or its designated representative shall not have reasonably objected to such loan or advance by giving notice of such objection within five business days following the actual receipt by the Acquiror of the applicable notice of intention.

               (o) Adverse Actions. (1) Take any action reasonably likely to prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code; (2) subject to Section 6.06, take any action that is intended or is reasonably likely to result in
         (A) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (B) any of the conditions to the Merger set forth in Article VII not being satisfied or (C) a material breach of any provision of this Agreement; except, in each case, as may be required by applicable law, or (3) engage in any new line of business or make any acquisition that would not be permissible for a United States bank holding company (as defined in the Bank Holding Company Act of 1956, as amended) or would subject the Acquiror, the Company or any Subsidiary of either to material regulation by a Governmental Authority that does not presently regulate such company or to regulation by a Governmental Authority that is materially different from current regulation.

               (p) Tax Elections. Make any material election with respect to Taxes.

               (q) Commitments. Agree or commit to do, or enter into any Contract regarding, anything that would be precluded by clauses (a) through (p) without first obtaining the Acquiror's consent.

         4.02 Forbearances of the Acquiror. From the date hereof until the Effective Time, except as expressly contemplated by this Agreement, without the prior written consent of the Company, the Acquiror will not, and will cause each of its Subsidiaries not to: (1) take any action reasonably likely to prevent or impede the Merger from qualifying as a reorganization within the meaning of
Section 368 of the Code; or (2) take any action that is intended or is reasonably likely to result in (A) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (B) any of the conditions to the Merger set forth in Article VII not being satisfied or (C) a material breach of any provision of this Agreement; except, in each case, as may be required by applicable law.

                                    ARTICLE V

                         REPRESENTATIONS AND WARRANTIES

         5.01 Disclosure Schedules. On or prior to the date hereof, the Company has delivered to the Acquiror and the Acquiror has delivered to the

Company a schedule (respectively, its "Disclosure Schedule") setting forth, among other things, items the disclosure of which is necessary or appropriate either (a) in response to an express disclosure requirement contained in a provision hereof or (b) as an exception to one or more representations or warranties contained in Section 5.03 or 5.04, respectively, or to one or more of its covenants contained in Article IV; provided that the inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by the disclosing party that such item (or any undisclosed item or information of comparable or greater significance) represents a material exception or fact, event or circumstance with respect to the Company or the Acquiror, respectively.

         5.02 Standard. No representation or warranty of the Company or the Acquiror contained in Section 5.03 or 5.04 shall be deemed untrue or incorrect, and no party hereto shall be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, event or circumstance unless such fact, event or circumstance, (a) is not Previously Disclosed and (b) individually or taken together with all other facts, events or circumstances that should have been Previously Disclosed with respect to any representation or warranty contained in Section 5.03 (other than Section 5.03(h)) or 5.04 (other than Section 5.04(h)), has had or is reasonably likely to have a Material Adverse Effect with respect to the Company or the Acquiror, respectively.

         5.03 Representations and Warranties of the Company. Except as Previously Disclosed, the Company hereby represents and warrants to the Acquiror as set forth in its Disclosure Schedules and as follows:

               (a) Organization, Standing and Authority. The Company is duly organized, validly existing and in good standing as a corporation under the laws of North Carolina, and is duly qualified to do business and is in good standing in all the jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified.

               (b) Company Stock. As of the date hereof, the authorized capital stock of the Company consists solely of 100,000,000 shares of Company Common Stock, of which not more than 39,490,122 shares are outstanding as of January 25, 2001, and 25,000,000 shares of Company Preferred Stock, no shares of which are outstanding. The outstanding shares of Company Stock have been duly authorized and are validly issued, fully paid and nonassessable, and subject to no preemptive rights (and were not issued in violation of any preemptive rights). Except as Previously Disclosed, there are no shares of Company Stock reserved for issuance, the Company does not have any Rights issued or outstanding with respect to Company Stock, and the Company does not have any commitment to authorize, issue or sell any Company Stock or Rights, except pursuant to this Agreement and the Stock Option Agreement. The Company has Previously Disclosed a list of each Compensation Plan under which any shares of capital stock of the Company or any Rights with respect thereto have been or may be awarded or issued

         ("Company Stock Plans"). As of January 25, 2001, the Company has outstanding Company Stock Options representing the right to acquire no more than 3,066,363 shares of Company Common Stock. Except as described in the immediately preceding sentence, the Company has no Company Common Stock authorized for issuance pursuant to any Company Stock Plans. The shares of Company Common Stock issuable pursuant to the Stock Option Agreement have been duly authorized for issuance by the Company and, upon any issuance of such shares in accordance with the terms of the Stock Option Agreement, such shares will be duly authorized, validly issued, fully paid and nonassessable and free and clear of any Liens. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the shareholders of the Company on any matter.

              (c) Subsidiaries. (1)(A) The Company has Previously Disclosed a list of all its Subsidiaries together with the jurisdiction of organization of each such Subsidiary, (B) the Company owns, directly or indirectly, all the outstanding equity securities of each of its Subsidiaries, (C) no equity securities of any of its Subsidiaries are or may become required to be issued (other than to the Company or its Subsidiaries), (D) there are no contracts, commitments, understandings or arrangements by which any of such Subsidiaries is or may be bound to sell or otherwise transfer any equity securities of any such Subsidiaries (other than to the Company or its Subsidiaries), (E) there are no contracts, commitments, understandings, or arrangements relating to its rights to vote or to dispose of such securities (other than to the Company or its Subsidiaries), and (F) all the equity securities of each such Subsidiary held by the Company or its Subsidiaries are fully paid and nonassessable and are owned by the Company or its Subsidiaries free and clear of any Liens.

                    (2) The Company has Previously Disclosed, as of the date hereof, a list of all equity securities it or one of its Subsidiaries holds involving, in the aggregate, beneficial ownership or control by the Company or any such Subsidiary of 5% or more of any class of the issuer's voting securities or 25% or more of any class of the issuer's securities, including a description of any such issuer and the percentage of the issuer's voting and/or non-voting securities and, as of the Effective Time, no additional persons would need to be included on such a list. The Company has Previously Disclosed a list, as of the date hereof, of all partnerships, limited liability companies, joint ventures or similar entities, in which it owns or controls an equity, partnership or membership interest, directly or indirectly, and the nature and amount of each such interest, and as of the Effective Time, no additional persons would need to be included on such a list.

                    (3) Each of the Company's Subsidiaries has been duly organized and is validly existing and in good standing under the laws of the jurisdiction of its organization, and is duly qualified to do business and in good standing in all the jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified.

               (d) Corporate Power. The Company and each of its Subsidiaries has the requisite power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and the Company has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and the Stock Option Agreement and to consummate the transactions contemplated hereby.

               (e) Corporate Authority and Action. (1) The Company has taken all corporate action necessary in order (A) to authorize the execution and delivery of, and performance of its obligations under, this Agreement and the Stock Option Agreement and (B) subject only to receipt of the approval of the plan of merger contained in this Agreement by the holders of a majority of the outstanding shares of Company Common Stock, to consummate the Merger. This Agreement and the Stock Option Agreement each is a valid and legally binding obligation of the Company, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles).

                    (2) The Company has taken all action required to be taken by it in order to exempt this Agreement, the Stock Option Agreement and the transactions contemplated hereby from, and this Agreement, the Stock Option Agreement and the transactions contemplated hereby each is exempt from, the requirements of (A) any applicable "moratorium," "control share," "fair price," or other antitakeover laws and regulation of any state (collectively, "Takeover Laws"), including Sections 55-9 and 55-9A of the NCBCA and (B) Sections 10.2 and 10.3 of the Company Articles.

                    (3) The Company has received the opinion of Keefe, Bruyette & Woods, Inc., dated the date of this Agreement, to the effect that, as of the date of this Agreement, the Consideration to be received in the Merger by the shareholders of the Company is fair to the shareholders of the Company from a financial point of view.

               (f) Regulatory Filings; No Defaults. (1) No consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by the Company or any of its Subsidiaries in connection with the execution, delivery or performance by the Company of this Agreement or the Stock Option Agreement, or to consummate the Merger or the other transactions contemplated hereby, except for (A) the filing with the SEC of the Proxy Statement in definitive form, (B) the filing of applications and notices, as applicable, with the Federal Reserve System and the NCCOB with respect to the Merger, (C) the filing of a notification, if required, and expiration of the related waiting period under the HSR Act,

         (D) the filing of articles of merger with the Secretary of State of the State of North Carolina pursuant to the NCBCA and (E) the filings of applications and notices, as applicable, required to be made pursuant to the Bank Act (Canada). As of the date hereof, the Company is not aware of any reason why the approvals of all Governmental Authorities necessary to permit consummation of the transactions contemplated by this Agreement will not be received without the imposition of a condition or requirement described in Section 7.01(b).

                    (2) Subject to receipt of the regulatory approvals, and expiration of the waiting periods, referred to in the preceding paragraph and the making of required filings under federal and state securities laws, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or Contract of the Company or of any of its Subsidiaries or to which the Company or any of its Subsidiaries or properties is subject or bound, (B) constitute a breach or violation of, or a default under, the Company Articles or the Company By-laws, or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license or Contract.

               (g) SEC Documents; Financial Statements. The Company's Annual Reports on Form 10-K for the fiscal years ended December 31, 1997, 1998 and 1999, and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by the Company or any of its Subsidiaries subsequent to December 31, 1999 under the Securities Act, or under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, in the form filed or to be filed (collectively, the "Company's SEC Documents") with the SEC, as of the date filed, (A) complied or will comply in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not (or if amended or superseded by a filing prior to the date of this Agreement, then did not as of the date of such filing) and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and each of the balance sheets contained in or incorporated by reference into any such SEC Document (including the related notes and schedules thereto) fairly presents, or will fairly present, the financial position of the Company and its Subsidiaries as of its date, and each of the statements of income and changes in shareholders' equity and cash flows or equivalent statements in such SEC Documents (including any related notes and schedules thereto) fairly presents, or will fairly present, the results of operations, changes in shareholders' equity and changes in cash flows, as the case may be, of the Company and its Subsidiaries for the periods to which they relate, in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited statements.

               (h) Absence of Undisclosed Liabilities and Changes. (1) Except as disclosed in the Company's SEC Documents filed prior to the date hereof, none of the Company or its Subsidiaries has any obligation or liability (contingent or otherwise), that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect with respect to the Company and, since September 30, 2000, on a consolidated basis the Company and its Subsidiaries have not incurred any liability other than in the ordinary course of business.

                    (2) Since September 30, 2000, except for execution of this Agreement and performance of its obligations hereunder, (A) the Company and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with past practice and (B) no event has occurred or circumstance arisen that, individually or taken together with all other facts, events and circumstances (described in any paragraph of Section 5.03 or otherwise), has had or is reasonably likely to have a Material Adverse Effect with respect to the Company.

                  (i) Litigation. Except as disclosed in the Company's SEC Documents filed before the date hereof, no litigation, claim or other proceeding before any court, arbitrator or Governmental Authority is pending against the Company or any of its Subsidiaries and, to the Company's knowledge, no such litigation, claim or other proceeding has been threatened.

               (j) Compliance with Laws. (1) The Company and each of its
         Subsidiaries:

                     (A) conducts its business in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, applicable fair lending laws and other laws relating to discriminatory business practices;

                     (B) has all permits, licenses, authorizations, orders and
               approvals of, and has made all filings, applications and registrations with, all Governmental Authorities required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the Company's knowledge, no suspension or cancellation of any of them is threatened;

                     (C) has received, since December 31, 1998, no notification or communication from any Governmental Authority (i) asserting that the Company or any of its Subsidiaries is not in compliance with any of the statutes, regulations, or ordinances that such Governmental Authority enforces or (ii) threatening to revoke any license, franchise, permit, or governmental authorization (nor, to the Company's knowledge, do grounds for any of the foregoing exist), or (iii) restricting or disqualifying their activities (except for restrictions generally imposed by rule, regulation or administrative policy on banking organizations generally);

                     (D) is not aware of any pending or threatened
               investigation, review or disciplinary proceedings by any Governmental Authority against the Company, any of its Subsidiaries or any officer, director or employee thereof;

                     (E) is not subject to any order or decree issued by, or a
               party to any agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or subject to any order or directive by, a recipient of any supervisory letter from or has adopted any board resolutions at the request of any Governmental Authority, or been advised by any Governmental Authority that it is considering issuing or requesting any such agreement or other action; and

                     (F) since December 31, 1998, has timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that were required to be filed under any applicable law, regulation or rule, with any applicable Governmental Authority (collectively, the "Company Reports"). As of their respective dates, the Company Reports complied with the applicable statutes, rules, regulations and orders enforced or promulgated by the regulatory authority with which they were filed.

                    (2) None of the Company or its Subsidiaries has engaged (or, with respect to First Greenboro Home Equity, Inc., has engaged to the knowledge of the Company) in any of the practices listed in Office of the Comptroller of the Currency Advisory Letter AL 2000-7 as "indications that an institution may be engaging in abusive lending practices" or as practices that "may suggest the potential for fair lending violations".

               (k) Material Contracts; Defaults. The Company has Previously Disclosed a complete and accurate list of all material Contracts to which the Company or any of its Subsidiaries is a party, including the following categories:

                     (1) any Contract that (A) is not terminable at will both
               without cost or other liability to the Company or any of its Subsidiaries and upon notice of ninety (90) days or less and (B) provides for fees or other payments in excess of $100,000 per annum or in excess of $100,000 for the remaining term of the Contract;

                     (2) any Contract with a term beyond the Effective Time
               under which the Company or any of its Subsidiaries created, incurred, assumed, or guaranteed (or may create, incur, assume, or guarantee) indebtedness for borrowed money (including capitalized lease obligations);

                     (3) any Contract to which the Company or any of its
               Subsidiaries is a party, on the one hand, and under which any affiliate, officer, director, employee or equity holder of the Company or any of its Subsidiaries, on the other hand, is a party or beneficiary;

                     (4) any Contract with respect to the employment of, or
               payment to, any present or former directors, officers, employees or consultants; and

                     (5) any Contract involving the purchase or sale of assets
               with a book value greater than $100,000 entered into since December 31, 1999.

         Neither the Company nor any of its Subsidiaries nor, to the Company's knowledge, any other party thereto is in default under any such Contract and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

               (l) Non-Competition. Neither the Company nor any of its Subsidiaries is a party to or bound by any non-competition agreement or any other agreement or obligation (1) which limits or purports to limit in any respect the manner in which, or the localities in which, any business of the Company or its affiliates is or could be conducted or the types of business that the Company or its affiliates conducts or may conduct or (2) which would reasonably be understood to limit or purport to limit in any respect the manner in which, or the localities in which, any business of the Acquiror or its affiliates is or could be conducted or the types of business that the Acquiror or its affiliates conducts or may conduct.

               (m) Properties. Except as disclosed in the financial statements filed in its SEC Documents on or before the date hereof, the Company and its Subsidiaries have good and marketable title, free and clear of all Liens (other than Liens for current taxes not yet delinquent, mechanics liens, materialmen liens, or other inchoate liens) to the properties and assets, tangible or intangible, reflected in such financial statements as being owned by the Company and its Subsidiaries as of the dates thereof. All buildings and all fixtures, equipment, and other property and assets which are material to its business and are held under leases or subleases by any of the Company and its Subsidiaries are held under valid leases or subleases enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally and to general equity principles).

               (n) Employee Benefit Plans. (1) The Company's Disclosure Schedule contains a complete list of all bonus, vacation, deferred compensation, commission-based, pension, retirement, profit sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock appreciation and stock option plans, all employment or severance contracts, all medical, dental, disability, severance, health and life plans, all other employee benefit and fringe benefit plans, contracts or arrangements and any "change of control" or similar provisions in any plan, contract or arrangement maintained or contributed to by the Company or any of its Subsidiaries for the benefit of current or former officers, employees or directors or the beneficiaries or dependents of any of the foregoing (collectively, the "Compensation Plans"), other than plans that are not currently maintained or contributed to by the Company or any of its Subsidiaries.

                    (2) With respect to each Compensation Plan, if applicable, the Company has made available to the Acquiror, true and complete copies of the existing: (A) Compensation Plan documents and amendments thereto; (B) trust instruments and insurance contracts; (C) two most recent Forms 5500 filed with the IRS; (D) most recent actuarial report and financial statement; (E) most recent summary plan description; (F) forms filed with the PBGC (other than for premium payments); (G) most recent determination letter issued by the IRS; (H) any Form 5310 or Form 5330 filed with the IRS; (I) most recent nondiscrimination tests performed under ERISA and the Code (including 401(k) and 401(m) tests); and (J) documentation relating to outstanding loans made to the Company's employee stock ownership plan. Each Form 5500, actuarial report and financial statement referred to in the preceding sentence accurately reflects the contributions, liabilities and funding levels of the applicable Compensation Plan.

                    (3) Each of the Compensation Plans has been administered and operated in accordance with the terms thereof and with applicable law, including ERISA, the Code and the Securities Act. Each of the Compensation Plans which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA ("Pension Plan") and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS, and the Company is not aware of any circumstances that would likely result in the revocation or denial of any such favorable determination letter. None of the Company, any of its Subsidiaries or an Indemnified Person has engaged in any transaction with respect to any Compensation Plan that has subjected, or (assuming the taxable period with respect to the transaction expired as of the date hereof) could subject the Company or any of its Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or

         Section 502 of ERISA in an amount which would be material. There is no pending or, to the Company's knowledge, threatened litigation or governmental audit, examination or investigation relating to the Company's Compensation Plans. There are no outstanding loans made to the Company's employee stock ownership plan.

                    (4) No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by the Company or any of its Subsidiaries with respect to any "single-employer plan" (within the meaning of Section 4001 (a)(15) of ERISA) or Multiemployer Plan currently or formerly maintained or contributed to by any of them, or the single-employer plan or Multiemployer Plan of any entity (an "ERISA Affiliate") which is considered one employer with the Company under
         Section 4001(a)(14) of ERISA or Section 414(b) or (c) of the Code (an "ERISA Affiliate Plan"). No notice of a "reportable event," within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived or extended, other than pursuant to PBGC Reg. Section 4043.66, has been required to be filed for any Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof. The PBGC has not instituted proceedings to terminate any Pension Plan or ERISA Affiliate Plan and, to the Company's knowledge, no condition exists that presents a material risk that such proceedings will be instituted. The Company and its Subsidiaries have not incurred and do not expect to incur any withdrawal liability with respect to a Multiemployer Plan under Subtitle E of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate).

                    (5) All contributions, premiums and payments required to have been made under the terms of any of the Compensation Plans or applicable law have been timely made or reflected in the Company's SEC Documents. Neither any of the Pension Plans nor ERISA Affiliate Plans has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA. None of the Company, any of its Subsidiaries or any ERISA Affiliate has provided, or is required to provide, security to any Pension Plan or any ERISA Affiliate Plan pursuant to Section 401(a)(29) or Section 412(n) of the Code.

                     (6) Under each Pension Plan which is a single-employer plan, as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all "benefit liabilities," within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the Plan's most recent actuarial valuation), did not exceed the then current value of the assets of such plan by more than $10 million. Under each of the Pension Plans, there has been no adverse change in the financial condition of any Pension Plan (with respect to either assets or benefits) since the last day of the most recent plan year.

                    (7) No Compensation Plan provides benefits, including death or medical benefits, with respect to any employees or former employees of the

         Company or any of its Subsidiaries (or their spouses, beneficiaries, or dependents) beyond the retirement or other termination of service of any such employee other than (A) coverage mandated by Part 6 of Title I of ERISA or Section 4980B of the Code, (B) retirement, death or disability benefits under any Pension Plan, (C) disability benefits under any Compensation Plan which is an employee welfare benefit plan (as defined under Section 3(1) of ERISA) that have been fully provided for by insurance or otherwise, or (D) benefits in the nature of severance pay under any Compensation Plan. The Company and its Subsidiaries may amend or terminate any Compensation Plan which provides post-retirement or termination of employment benefits at any time without incurring any liability thereunder (other than liability for vested, accrued benefits under any Compensation Plan as of the date of such amendment or termination). There has been no communication to employees, former employees or their spouses, beneficiaries or dependents by the Company or any of its Subsidiaries that promised or guaranteed such employees retiree health or life insurance or other retiree death benefits on a permanent basis or promised or guaranteed that any such benefits could not be modified, eliminated or terminated.

                    (8) There has been no amendment to, announcement by the Company or any of its Subsidiaries relating to, or change in employee participation or coverage under, any Compensation Plan which would increase the expense of maintaining such Plan above the level of the expense incurred therefor for the most recent fiscal year. Neither the execution of this Agreement, shareholder approval of this Agreement nor the consummation of the transactions contemplated hereby will (w) entitle any employees of the Company or any of its Subsidiaries to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (x) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Compensation Plans, (y) cause the Company or any of its Subsidiaries to record additional compensation expense on its income statement with respect to any outstanding stock option or other equity-based award or (z) result in payments under any of the Compensation Plans which would not be deductible under Section 162(m) or Section 280G of the Code.

                    (9) Neither the Company nor any of its Subsidiaries maintains any compensation plans, programs or arrangements the payments under which are or would not reasonably be expected to be deductible as a result of the limitations under Section 162(m) of the Code and the regulations issued thereunder.

                    (10) The retirement or disability benefit historically paid pursuant to each Supplemental Executive Retirement Agreement has been calculated based on the participant's base-salary and annual performance bonuses paid to the participant, including amounts voluntarily deferred by a participant.

               (o) Labor Matters. Each of the Company and its Subsidiaries is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including, without limitation, the Immigration Reform and Control Act, any such laws respecting employment discrimination, disability rights or benefits, equal opportunity, affirmative action, workers' compensation, employee benefits, severance payments, labor relations, employee leave issues, wage and hour standards, occupational safety and health requirements and unemployment insurance and related matters. Neither the Company nor any of its Subsidiaries is a party to or is bound by any collective bargaining Contract or understanding with a labor union or labor organization, nor is the Company or any of its Subsidiaries the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel the Company or any such Subsidiary to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it or any of its Subsidiaries pending or, to the Company's knowledge, threatened, nor is the Company aware of any activity involving it or any of its Subsidiaries' employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

               (p) Environmental Matters. (1) The Company and each of its Subsidiaries has complied with applicable Environmental Laws; (2) to the Company's knowledge, no property (including buildings and any other structures) currently or formerly owned or operated by the Company or any of its Subsidiaries or in which the Company or any of its Subsidiaries has a Lien, has been contaminated with, or has had any release of, any Hazardous Substance; (3) neither the Company nor any of its Subsidiaries could be deemed the owner or operator under any Environmental Law of any property in connection with any Loans or in which it has currently or formerly held a Lien or security interest;
         (4) neither the Company nor any of its Subsidiaries is subject to liability for any Hazardous Substance disposal or contamination on any other third-party property; (5) neither the Company nor any of its Subsidiaries has received any notice, demand letter, claim or request for information alleging any violation of, or liability under, any Environmental Law; (6) neither the Company nor any of its Subsidiaries is subject to any order, decree, injunction or other agreement with any Governmental Authority or any third party relating to any Environmental Law; (7) to the Company's knowledge, there are no other circumstances or conditions involving the Company or any of its Subsidiaries, any currently or formerly owned or operated property, or any Lien held by the Company or any of its Subsidiaries (including the presence of asbestos, underground storage tanks, contamination, polychlorinated biphenyls or gas station sites) that would reasonably be expected to result in any claims, liability or investigations or result in any restrictions on the ownership, use, or transfer of any property pursuant to any Environmental Law; and (8) the Company has made available to the Acquiror copies of all environmental reports, studies, sampling data, correspondence, filings and other environmental information in its possession or reasonably available to it relating to the Company, any of its Subsidiaries, any currently or formerly owned or operated property or any property in which the Company or any of its Subsidiaries has held a Lien.

                  (q) Tax Matters. (1) All Tax Returns that are required to be filed with respect to the Company or any of its Subsidiaries, have been or will be timely filed, or requests for extensions have been timely filed and have not expired; (2) all Tax Returns filed by the Company and its Subsidiaries are complete and accurate; (3) all Taxes shown to be due and payable (without regard to whether such Taxes have been assessed) on such Tax Returns (or, with respect to Tax Returns for which an extension has been timely filed, will be required to be shown as due and payable when such Tax Returns are filed) have been paid or adequate reserves have been established for the payment of such Taxes;
         (4) all state and federal income Tax Returns referred to in clause (1) have been examined by the Internal Revenue Service or the appropriate state taxing authority or the period for assessment of the Taxes for which such return has been filed has expired; (5) no audit or examination or refund litigation with respect to any such Tax Return is pending or, to the Company's knowledge, has been threatened; (6) all deficiencies asserted or assessments made as a result of any examination of a Tax Return of the Company or any of its Subsidiaries, have been paid in full or are being contested in good faith; (7) no waivers of statute of limitations have been given by or requested with respect to any Taxes of the Company or its Subsidiaries for any currently open taxable period; (8) the Company and each of its Subsidiaries has in its respective files all Tax Returns that it is required to retain in respect of information reporting requirements imposed by the Code or any similar foreign, state or local law; (9) the Company and its Subsidiaries have never been a member of an affiliated, combined, consolidated or unitary Tax group for purposes of filing any Tax Return (other than a consolidated group of which the Company was the common parent); (10) no closing agreements, private letter rulings, technical advice memoranda or similar agreement or rulings have been entered into or issued by any taxing authority with respect to the Company or any of its Subsidiaries; (11) no tax is required to be withheld pursuant to Section 1445 of the Code as a result of the transfer contemplated by this Agreement; (12) the Company and its Subsidiaries are not bound by any tax indemnity, tax sharing or tax allocation agreement or arrangement; and (13) all Taxes that the Company or any Subsidiary is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required by applicable law, have been paid to the proper Governmental Authority or other person.

               (r) Risk Management; Allowance for Loan Losses. (1) All swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for the Company's own account, or for the account of one or more of the Company's Subsidiaries or their customers, were entered into (1) in accordance with prudent business practices and all applicable laws, rules, regulations and regulatory policies and (2) with counterparties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of the Company or one of its Subsidiaries, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles), and are in full force and effect. Neither the Company nor its Subsidiaries, nor to the Company's knowledge any other party thereto, is in breach of any of its obligations under any such agreement or arrangement.

                    (2) The allowances for loan losses reflected on the consolidated balance sheets included in the Company's SEC Documents are, in the reasonable judgment of the Company's management, adequate as of their respective dates under the requirements of generally accepted accounting principles and applicable regulatory requirements and guidelines.

               (s) Books and Records. The books and records of the Company and its Subsidiaries have been properly and accurately maintained, and there are no inaccuracies or discrepancies contained or reflected therein.

               (t) Accounting Controls. Each of the Company and its Subsidiaries has devised and maintained systems of internal accounting controls sufficient to provide reasonable assurances, in the judgment of the Board of Directors of the Company, that (a) all material transactions are executed in accordance with management's general or specific authorization; (b) all material transactions are recorded as necessary to permit the preparation of financial statements in conformity with generally accepted accounting principals consistently applied with respect to any criteria applicable to such statements, (c) access to the material property and assets of the Company and its Subsidiaries is permitted only in accordance with management's general or specific authorization; and (d) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences.

               (u) Insurance. The Company has made available to the Acquiror all of the insurance policies, binders, or bonds maintained by or for the benefit of the Company or its Subsidiaries ("Insurance Policies") or their representatives. The Company and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of the Company reasonably has determined to be prudent in accordance with industry practices. All of the Insurance Policies are in full force and effect; the Company and its Subsidiaries are not in default thereunder; and all claims thereunder have been filed in due and timely fashion.

               (v) No Brokers. No action has been taken by the Company that would give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other, like payment with respect to the transactions contemplated by this Agreement, except that the Company has employed Credit Suisse First Boston Corporation and Keefe Bruyette & Woods, Inc. in connection with this transaction on Previously Disclosed terms.

               (w) Intellectual Property. The Company and its Subsidiaries own or have the right to use all material Intellectual Property Rights necessary or required for the operation of their business as currently conducted (collectively, "Company IP Rights"), and have the right to use, license, sublicense or assign the same without material liability to, or any requirement of consent from, any other person or party. The Company's use of the Company IP Rights does not infringe any Intellectual Property Rights of any person; there is no pending or, to the knowledge of the Company, threatened litigation, adversarial proceeding, administrative action or other challenge or claim relating to any Company IP Rights; to the knowledge of the Company, there is currently no infringement by any person of any Company IP Rights; and the Company IP Rights owned, used or possessed by the Company and its Subsidiaries are sufficient and adequate to conduct the business of the Company and its Subsidiaries to the full extent as such business is currently conducted.

               (x) Disclosure. The information Previously Disclosed or otherwise provided to the Acquiror in connection with this Agreement, when taken together with the representations and warranties contained herein, does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained therein, in the light of the circumstances in which they are being made, not misleading. The copies of all documents furnished to the Acquiror hereunder are true and complete.

         5.04 Representations and Warranties of the Acquiror. Except as Previously Disclosed in a paragraph of its Disclosure Schedule corresponding to the relevant paragraph below, the Acquiror hereby represents and warrants to the Company as set forth in its Disclosure Schedule and as follows:

               (a) Organization, Standing and Authority. The Acquiror is duly organized, validly existing and in good standing under the laws of Canada. Following its formation, Newco will be duly organized, validly existing and in good standing under the laws of North Carolina. The Acquiror is, and Newco will be, duly qualified to do business and in good standing in the jurisdictions where the ownership or leasing of property or assets or the conduct of business requires such qualification.

               (b) Acquiror Stock. (1) As of the date hereof, the authorized capital of the Acquiror consists solely of an unlimited number of shares of Acquiror Common Stock which may be issued for a maximum aggregate consideration of C$10,000,000,000, an unlimited number of shares of Acquiror First Preferred Stock which may be issued for a maximum aggregate consideration of C$5,000,000,000 and an unlimited number of shares of Acquiror Second Preferred Stock which may be issued for a maximum aggregate consideration of C$5,000,000,000. As of October 31, 2000 not more than 602,398,000 shares of Acquiror Common Stock, not more than 65,500,000 shares of Acquiror First Preferred Stock and no shares of Acquiror Second Preferred Stock were issued and outstanding. Except as Previously Disclosed, there are no shares of Acquiror Stock reserved for issuance, the Acquiror does not have any Rights issued or outstanding with respect to Acquiror Stock, and the Acquiror does not have any commitment to authorize, issue or sell any Acquiror Stock or Rights, except pursuant to this Agreement. The number of shares of Acquiror Common Stock which are issuable and reserved for issuance upon exercise of any employee or director stock options to purchase shares of Acquiror Common Stock, and the number and terms of any Rights, as of October 31, 2000, are Previously Disclosed in the Acquiror's Disclosure Schedule.

                    (2) The shares of Acquiror Common Stock to be issued as Consideration, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

               (c) Subsidiaries. Each of the Acquiror's Significant Subsidiaries has been duly organized and is validly existing and in good standing under the laws of the jurisdiction of its organization, and is duly qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified.

               (d) Corporate Power. The Acquiror and each of its Significant Subsidiaries each has the requisite power and authority to carry on its business as it is now being conducted and to own all its properties and assets; the Acquiror has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and the Stock Option Agreement and to consummate the transactions contemplated hereby.

               (e) Corporate Authority and Action. The Acquiror has, and Newco will have, taken all corporate action necessary in order to authorize the execution and delivery of, and performance of its obligations under, this Agreement and, in the case of the Acquiror, the Stock Option Agreement, and to consummate the Merger. Each of this Agreement and, in the case of the Acquiror, the Stock Option Agreement, is a valid and legally binding agreement of the Acquiror and, upon its execution by Newco, will be a valid and legally binding agreement of Newco, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles).

               (f) Regulatory Approvals; No Defaults. (1) No consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by the Acquiror or any of its Subsidiaries in connection with the execution, delivery or performance by the Acquiror of this Agreement or the Stock Option Agreement or to consummate the Merger or the other transactions contemplated hereby except for (A) the filing of applications and notices, as applicable, with the Federal Reserve System and the NCCOB with respect to the Merger; (B) the filing of a notification, and expiration of the related waiting period under the HSR Act, (C) approval of the listing on the NYSE of the Acquiror Common Stock to be issued in the Merger; (D) the filing and declaration of effectiveness by the SEC of the Registration Statement; (E) the filing of articles of merger with the Secretary of State of the State of North Carolina pursuant to the NCBCA; (F) approval by the Minister of Finance and the Office of the Superintendent of Financial Institutions under the Bank Act (Canada), and (G) such filings as are required to be made or approvals as are required to be obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of Acquiror Common Stock in the Merger. As of the date hereof, the Acquiror is not aware of any reason why the approvals of all Governmental Authorities necessary to permit consummation of the transactions contemplated hereby will not be received without the imposition of a condition or requirement described in Section 7.01(b).

                    (2) Subject to receipt of the regulatory approvals, and expiration of the waiting periods, referred to in the preceding paragraph and the making of all required filings under federal and state securities laws, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or Contract of the Acquiror or of any of its Subsidiaries or to which the Acquiror or any of its Subsidiaries or properties is subject or bound, (B) constitute a breach or violation of, or a default under, the articles of incorporation or by-laws (or similar governing documents) of the Acquiror or any of its Subsidiaries, or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.

               (g) SEC Documents; Financial Statements. The Acquiror's Annual Reports on Form 40-F for the fiscal years ended October 31, 1998, 1999 and 2000, and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by the Acquiror or any of its Subsidiaries subsequent to October 31, 1999 under the Securities Act, or under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, in the form filed or to be filed (collectively, the "Acquiror's SEC Documents") with the SEC, as of the date filed, (A) complied or will comply in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not (or if amended or superseded by a filing prior to the date of this Agreement, then did not as of the date of such filing) and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and each of the balance sheets contained in or incorporated by reference into any such SEC Document (including the related notes and schedules thereto) fairly presents, or will fairly present, the financial position of the Acquiror and its Subsidiaries as of its date, and each of the statements of income and changes in shareholders' equity and cash flows or equivalent statements in such SEC Documents (including any related notes and schedules thereto) fairly presents, or will fairly present, the results of operations, changes in shareholders' equity and changes in cash flows, as the case may be, of the Acquiror and its Subsidiaries for the periods to which they relate, in each case in accordance with generally accepted accounting principles in Canada, consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited statements.

               (h) Absence of Undisclosed Liabilities and Changes. (1) Except as disclosed in the Acquiror's SEC Documents filed prior to the date hereof, none of the Acquiror or its Subsidiaries has any obligation or liability (contingent or otherwise), that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect with respect to the Acquiror.

                    (2) Since October 31, 2000, (A) the Acquiror and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with past practice and (B) no event has occurred or circumstance arisen that, individually or taken together with all other facts, events and circumstances (described in any paragraph of Section 5.04 or otherwise), has had or is reasonably likely to have a Material Adverse Effect with respect to the Acquiror.

               (i) No Brokers. No action has been taken by the Acquiror that would give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other, like payment with respect to the transactions contemplated by this Agreement, except that the Acquiror has employed Credit Suisse First Boston Corporation in connection with this transaction.

               (j) Interim Operations of Newco. Newco will be formed solely for the purpose of engaging in the transactions contemplated hereby and will not engage in any business other than in connection with the transactions contemplated by this Agreement.

               (k) Disclosure. The information Previously Disclosed or otherwise provided to the Company in connection with this Agreement does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained therein, in the light of the circumstances in which they are being made, not misleading. The copies of all documents furnished to the Company hereunder are true and complete.

               (l) Certain Treasury Regulation Requirements. The Acquiror satisfies all the requirements of the "active trade or business test" under Treasury Regulationss ss.1.367(a)-3(c)(3).


                                   ARTICLE VI

                                    COVENANTS

         6.01 Reasonable Best Efforts. (a) Subject to the terms and conditions of this Agreement, each of the Company and the Acquiror agrees to use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby and shall cooperate fully with the other party hereto to that end.

         (b) Without limiting the generality of Section 6.01(a), the Company agrees to use its reasonable best efforts to obtain the consent or approval of all persons party to a Contract with the Company or any of its Subsidiaries, to the extent such consent or approval is required in order to consummate the Merger or for the Surviving Corporation to receive the benefits of such Contract; provided that in no event shall the Company be deemed to have failed to satisfy the condition set forth in 7.03(b) solely on the basis that such consents or approvals have not been obtained as of the Closing Date.

         6.02 Shareholder Approvals. The Company agrees to take, in accordance with applicable law, applicable stock exchange rules, the Company Articles and the Company By-Laws, all action necessary to convene an appropriate meeting of shareholders of the Company to consider and vote upon the approval of this Agreement and any other matters required to be approved by the Company's shareholders for consummation of the Merger and the transactions contemplated hereby (including any adjournment or postponement, the "Company Meeting"), and to solicit shareholder approval, as promptly as practicable after the date hereof. The Company Board has adopted a resolution contemplated by NCBCA ss. 55-11-03, recommending that the shareholders approve this Agreement (and will keep such resolution in effect) and take any other action required to permit consummation of the transactions contemplated hereby. The obligation of the Company to hold the Company Meeting shall not be affected by any Acquisition Proposal or other event or circumstance.

         6.03 Registration Statement. (a) The Acquiror agrees to prepare a registration statement on Form F-4 (the "Registration Statement"), to be filed by the Acquiror with the SEC in connection with the issuance of Acquiror Common Stock in the Merger (including the proxy statement and prospectus and other proxy solicitation materials of the Company constituting a part thereof (the "Proxy Statement") and all related documents). The Company agrees to cooperate, and to cause its Subsidiaries to cooperate, with the Acquiror, its counsel and its accountants, in preparation of the Registration Statement and the Proxy Statement; and, provided that the Company and its Subsidiaries have cooperated as required above, the Acquiror agrees to file the Proxy Statement in preliminary form with the SEC as promptly as reasonably practicable, and to file the Registration Statement with the SEC as soon as reasonably practicable after any SEC comments with respect to the preliminary Proxy Statement are resolved. Each of the Company and the Acquiror agrees to use its reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after filing thereof. The Acquiror also agrees to use all reasonable best efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement. The Company agrees to furnish to the Acquiror all information concerning the Company, its Subsidiaries, officers, directors and shareholders as may be reasonably requested in connection with the foregoing.

         (b) Each of the Company and the Acquiror agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (1) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (2) the Proxy Statement and any amendment or supplement thereto will, at the date of mailing to shareholders and at the time of the Company Meeting, contain any untrue statement which, at the time and in the light of the circumstances under which such statement is made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any earlier statement in the Proxy Statement or any amendment or supplement thereto. Each of the Company and the Acquiror further agrees that if it shall become aware prior to the Effective Time of any information furnished by it that would cause any of the statements in the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take the necessary steps to correct the Proxy Statement.

         (c) The Acquiror agrees to advise the Company, promptly after the Acquiror receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the Acquiror Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

         6.04 Press Releases. The initial press release concerning the Merger and the other transactions contemplated by this Agreement and the Stock Option Agreement shall be a joint press release in such form agreed to by the parties, and thereafter each of the Company and the Acquiror agrees that it will not, without the prior approval of the other party, issue any press release or written statement for general circulation relating to the transactions contemplated hereby (except for any release or statement that, in the written opinion of outside counsel to the Company or the Acquiror, as the case may be, is required by law or regulation and as to which the Company or the Acquiror, as the case may be, has used its best efforts to discuss with the other in advance, provided that such release or statement has not been caused by, or is not the result of, a previous disclosure by or at the direction of the Company or the Acquiror, as the case may be, or any of its representatives that was not permitted by this Agreement).

         6.05 Access; Information. (a) Upon reasonable notice and subject to applicable laws relating to the exchange of information, the Company shall afford the Acquiror and its officers, employees, counsel, accountants and other authorized representatives, such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, credit files, tax returns and work papers of independent auditors), properties, personnel and to such other information as it may reasonably request and, during such period, the Company shall furnish promptly (1) a copy of each material report, schedule and other document filed by it pursuant to the requirements of federal or state securities or banking laws, and (2) all other information concerning its business, properties and personnel as the other may reasonably request.

         (b) Each of the Company and the Acquiror agrees that it will not, and will cause its representatives not to, use any information obtained pursuant to this Section 6.05 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. Subject to the requirements of law, each party will keep confidential, and will cause its representatives to keep confidential, all information and documents obtained pursuant to this Section
6.05 unless such information (1) was already known to such party, (2) becomes available to such party from other sources not known by such party to be bound by a confidentiality obligation, (3) is disclosed with the prior written approval of the party to which such information pertains or (4) is or becomes readily ascertainable from published information or trade sources. In the event that this Agreement is terminated or the transactions contemplated by this Agreement shall otherwise fail to be consummated, each party shall promptly cause all copies of documents or extracts thereof containing information and data as to another party hereto to be returned to the party which furnished the same, or at the other party's request, destroyed.

         (c) No investigation by either party of the business and affairs of the other shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to either party's obligation to consummate the transactions contemplated by this Agreement.

         6.06 Acquisition Proposals. The Company agrees that it shall not, and shall cause its Subsidiaries and its and its Subsidiaries' representatives not to, solicit or encourage inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential information to, or have any discussions with, any person relating to, any tender or exchange offer, proposal for a merger, consolidation or other business combination involving the Company or any of its Subsidiaries or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets or deposits of, the Company or any of its Subsidiaries, other than the transactions contemplated by this Agreement or the Stock Option Agreement (any of the foregoing, an "Acquisition Proposal"); provided, that nothing contained in this Agreement shall prevent the Company Board from (i) making any disclosure to its shareholders if, in the good faith judgment of the Company Board, failure so to disclose would be inconsistent with its obligations under applicable law;
(ii) until the date of the Company Meeting, providing (or authorizing the provision of) information to, or engaging in (or authorizing) such discussions or negotiations with, any person who has made a bona fide written Acquisition Proposal received after the date hereof which did not result from a breach of this Section 6.06; or (iii) recommending such an Acquisition Proposal to its shareholders if and only to the extent that, in the case of actions referred to in clause (ii) or (iii), (x) such Acquisition Proposal is a Superior Proposal,
(y) the Company Board, after having consulted with and considered the advice of outside counsel to the Company Board, determines in good faith that providing such information or engaging in such negotiations or discussions, or making such recommendation is required in order to discharge the directors' fiduciary duties in accordance with the NCBCA and (z) the Company receives from such person a confidentiality agreement substantially in the form of the Confidentiality Agreement. For purposes of this Agreement, a "Superior Proposal" means any Acquisition Proposal by a third party on terms that the Company Board determines in its good faith judgment, after receiving the advice of its financial advisors (whose advice shall be communicated to the Acquiror), to be more favorable from a financial point of view to its shareholders than the Merger and the other transactions contemplated hereby, after taking into account the likelihood of consummation of such transaction on the terms set forth therein, taking into account all legal, financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal and any other relevant factors permitted under applicable law, after giving the Acquiror at least five business days to respond to such third-party Acquisition Proposal once the Board has notified the Acquiror that in the absence of any further action by the Acquiror it would consider such Acquisition Proposal to be a Superior Proposal, and then taking into account any amendment or modification to this Agreement proposed by the Acquiror. The Company also agrees immediately to cease and cause to be terminated any activities, discussions or negotiations conducted prior to the date of this Agreement with any parties other than the Acquiror, with respect to any of the foregoing. The Company shall promptly (within 24 hours) advise the Acquiror following the receipt by it of any Acquisition Proposal and the material terms thereof (including the identity of the person making such Acquisition Proposal), and advise the Acquiror of any developments (including any change in such terms) with respect to such Acquisition Proposal promptly upon the occurrence thereof.

         Nothing contained in this Section 6.06 or any other provision of this Agreement will prohibit the Company or the Company Board from notifying any third party that contacts the Company on an unsolicited basis after the date hereof concerning an Acquisition Proposal of the Company's obligations under this Section 6.06.

         6.07 Affiliate Agreements. Not later than the 15th day prior to the mailing of the Proxy Statement, the Company shall deliver to the Acquiror a schedule of each person that, to the Company's knowledge, is or is reasonably likely to be, as of the date of the Company Meeting, deemed to be an "affiliate" of it (each, a "Company Affiliate") as that term is used in Rule 145 under the Securities Act. The Company agrees to use its reasonable best efforts to cause each person who may be deemed to be a Company Affiliate to execute and deliver to the Company and the Acquiror on or before the date of mailing of the Proxy Statement an agreement in the form attached hereto as Exhibit D.

         6.08 Takeover Laws. No party shall knowingly take any action that would cause the transactions contemplated by this Agreement to be subject to requirements imposed by any Takeover Law and each of them shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the transactions contemplated by this Agreement from, or if necessary challenge the validity or applicability of, any applicable Takeover Law, as now or hereafter in effect.

         6.09 No Rights Triggered. The Company shall take all reasonable steps necessary to ensure that the entering into of this Agreement and the consummation of the transactions contemplated hereby and any other action or combination of actions, or any other transactions contemplated hereby, do not and will not result in the grant of any rights to any person (a) under the Company Articles or the Company By-Laws or (b) under any material Contract to which it or any of its Subsidiaries is a party except, in each case, as contemplated by this Agreement and the Stock Option Agreement.

         6.10 NYSE Listing. The Acquiror shall take all reasonable steps necessary to ensure the listing, prior to the Effective Time, on the NYSE, subject to official notice of issuance, the shares of Acquiror Common Stock to be issued to the holders of Company Common Stock in the Merger.

         6.11 Regulatory Applications. (a) The Acquiror and the Company and their respective Subsidiaries shall cooperate and use their respective reasonable best efforts to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement. The Acquiror shall have the right to review in advance, and to the extent practicable to consult with the Company, subject to applicable laws relating to the exchange of information, with respect to, all material written information submitted to any third party or any Governmental Authority in connection with the transactions contemplated by this Agreement. The Company shall have the right to review in advance, and to the extent practicable to consult with the Acquiror, subject to all applicable laws relating to the exchange of information, with respect to, all material written information submitted to any third party or any Governmental Authority, in connection with the transactions contemplated by this Agreement, that is not confidential. In exercising the foregoing rights, the Acquiror and the Company agree to act reasonably and as promptly as practicable. Each of the Acquiror and the Company agrees that it will consult with the other party hereto with respect to the obtaining of all material consents, registrations, approvals, permits and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other party apprised of the status of material matters relating to completion of the transactions contemplated hereby.

         (b) Each of the Acquiror and the Company agrees, upon request, to furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party or any of its Subsidiaries to any third party or Governmental Authority.

         6.12 Indemnification. (a) Following the Effective Time and for a period of six years thereafter, the Acquiror shall, or shall cause the Surviving Corporation to, indemnify, defend and hold harmless the present and former directors, officers and employees of the Company and its Subsidiaries (each, an "Indemnified Party") against all costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement), whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company is permitted to indemnify its directors, officers and employees under applicable law, the Company Articles and the Company By-Laws as in effect on the date hereof (and the Acquiror shall, or shall cause the Surviving Corporation to, also advance expenses as incurred to the fullest extent permitted under applicable law provided the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification); provided that any determination required to be made with respect to whether such an officer's or director's conduct complies with the standards set forth under the NCBCA, the Company Articles and the Company By-Laws shall be made by independent counsel reasonably acceptable to both the Indemnified Party and the Surviving Corporation.

         (b) For a period of three years from the Effective Time, the Acquiror shall use its reasonable best efforts to provide (or cause the Surviving Corporation to provide) that portion of director's and officer's liability insurance that serves to reimburse the present and former officers and directors of the Company or any of its Subsidiaries (determined as of the Effective Time) with respect to claims against such directors and officers arising from facts or events which occurred before the Effective Time, which insurance shall contain at least the same coverage and amounts, and contain terms and conditions no less advantageous, as that coverage currently provided by the Company; provided, however, that in no event shall the Acquiror be required to expend more than twice the current amount spent by the Company (the "Insurance Amount") to maintain or procure such directors' and officers' insurance coverage; provided, further, that if the Acquiror is unable to maintain or obtain the insurance called for by this Section 6.12(b), the Acquiror shall use its reasonable best efforts to obtain as much comparable insurance as is available for the Insurance Amount; provided, further, that officers and directors of the Company or any Subsidiary may be required to make application and provide customary representations and warranties to the Acquiror's insurance carrier for the purpose of obtaining such insurance.

         (c) Any Indemnified Party wishing to claim indemnification under
Section 6.12(a), upon learning of any claim, action, suit, proceeding or investigation described above, shall promptly notify the Acquiror thereof; provided that the failure so to notify shall not affect the obligations of the Acquiror under Section 6.12(a) unless and to the extent that the Acquiror is actually prejudiced as a result of such failure. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (1) the Acquiror or the Surviving Corporation shall have the right to assume the defense thereof and the Acquiror shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Acquiror or the Surviving Corporation elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues that raise conflicts of interest between the Acquiror or the Surviving Corporation and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and the Acquiror or the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, however, that the Acquiror shall be obligated pursuant to this paragraph (c) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest, (2) the Indemnified Parties will cooperate in the defense of any such matter and (3) the Acquiror shall not be liable for any settlement effected without its prior written consent, which consent shall not be unreasonably withheld; and provided, further, that the Acquiror shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and non-appealable, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law.

         (d) If the Acquiror or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any entity, then and in each case, proper provision shall be made so that the successors and assigns of the Acquiror shall assume the obligations set forth in this Section 6.12.

         6.13 Accountants' Letters. The Company shall use its reasonable best efforts to cause to be delivered to the Acquiror, and the Acquiror's directors and officers who sign the Registration Statement, letters of PricewaterhouseCoopers LLP, independent auditors, dated a date shortly prior to the Closing Date, and addressed to the Acquiror, and such directors and officers, in form and substance customary for "comfort" letters delivered by independent accountants in accordance with Statement of Accounting Standards No. 72.

         6.14 Notification of Certain Matters. Each of the Company and the Acquiror shall give prompt notice to the other of any fact, event or circumstance known to it that (1) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (2) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.

         6.15 Employee Benefits. (a) The Acquiror agrees to permit or cause the Company or its Subsidiaries to take appropriate action to honor all Compensation Plans in accordance with their terms. The Acquiror agrees that, except as otherwise specifically provided, the employee benefit plans maintained by the Company and/or its Subsidiaries as of the date hereof, will continue until at least December 31, 2002. Thereafter, the employees of the Company and its Subsidiaries who are employed by the Company and its Subsidiaries on or before the Effective Time will be provided employee pension, welfare and other benefits, fringes, and perquisites that are generally comparable in the aggregate to those provided by the Acquiror to similarly situated employees of the Acquiror and its Subsidiaries. The Acquiror will cause each employee benefit plan of the Acquiror and its Subsidiaries in which employees of the Company and its Subsidiaries are eligible to participate to take into account for purposes of eligibility and vesting thereunder, but not for purposes of benefit accrual, the service of such employees with the Company and its Subsidiaries as if such service were with the Acquiror and its Subsidiaries, to the same extent that such service was credited under a comparable plan of the Acquiror and its Subsidiaries. Employees of the Company and its Subsidiaries shall not be subject to any waiting periods or pre-existing condition limitations under the medical, dental and health plans of the Acquiror or its Subsidiaries in which they are eligible to participate. Employees of the Company and its Subsidiaries will retain credit for unused sick leave and vacation pay which has been accrued as of the Effective Time and for purposes of determining the entitlement of such employees to sick leave and vacation pay following the Effective Time, the service of such employees with the Company and its Subsidiaries shall be treated as if such service was with the Acquiror and its Subsidiaries.

         (b) The Company and its Subsidiaries will comply with the terms of the relevant Compensation Plan with respect to the voting of any Company Common Stock held by any such Plan. As mutually agreed by the Company and the Acquiror, the Company's Employee Stock Ownership Plan feature of the Company's 401(k) Plan may be terminated, amended, or discontinued as of the Effective Time in accordance with the terms of the Plan and the requirements of applicable law.

         (c) As soon as practicable following the date hereof, the Company will grant retention bonus awards to the key employees designated by the Acquiror, on terms, in form and in amounts satisfactory to the Acquiror.

         (d) The Company shall freeze additional benefit accrual in its defined benefit pension plan by resolution of the Company Board and all necessary plan amendments, at least fifteen days prior to the Closing Date. The Company shall also make such other amendments as are necessary to effect the changes set forth on Company Disclosure Schedule 401(e) with respect to retirement plans.

         (e) Prior to the Closing Date, the Company shall use its best efforts to take the actions set forth on the Company Disclosure Schedule Section 4.01(e) with respect to Supplemental Executive Retirement Plan Agreements.

         6.16 Certain Adjustments. Upon the request of the Acquiror, the Company shall (a) consistent with generally accepted accounting principles and regu-latory accounting principles, use its best efforts to record any accounting adjustments required to conform the loan, litigation and other reserve and real estate valuation policies and practices (including loan classifications and levels of reserves) of the Company and its Subsidiaries so as to reflect consistently on a mutually satisfactory basis the policies and practices of the Acquiror and (b) make reasonable adjustments to the corporate structure of the Company or its direct or indirect subsidiaries and transfer assets or liabilities between the Company and its Subsidiaries or between Subsidiaries; provided, however, that the Company shall not be obligated to record any such accounting adjustments (1) unless and until the Company shall be satisfied that the conditions to the obligation of the parties to consummate the Merger will be satisfied or waived on or before the Closing Date, and (2) in no event until the day prior to the Closing Date.

         6.17 Formation of Newco. As soon as practicable following the date of this Agreement, the Acquiror shall cause Newco to be duly organized as a direct wholly owned subsidiary of the Acquiror and to become a party to this Agreement by executing and delivering a supplement hereto.

         6.18 Certain Tax Matters. Each of the Acquiror and the Company (i) shall cooperate before and after the Effective Time to assure, to the extent feasible, compliance with Treasury Regulation ss. 1.367(a)-3(c), (ii) undertakes and agrees to use its reasonable efforts to cause the Merger, and to take no action that is reasonably likely to cause the Merger not, to qualify as a "reorganization" within the meaning of Section 368(a) of the Code for federal income tax purposes, and (iii) for purposes of the tax opinions described in Section 7.02(c) and 7.03(c), shall provide representation letters to counsel, in form and substance reasonably satisfactory to the Acquiror, the Company and such counsel.

                                   ARTICLE VII

                    CONDITIONS TO CONSUMMATION OF THE MERGER

         7.01 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each of the Acquiror and the Company to consummate the Merger is subject to the fulfillment or written waiver by the Acquiror and the Company prior to the Effective Time of each of the following conditions:

               (a) Shareholder Approval. This Agreement shall have been duly approved and adopted and a plan of merger shall have been duly approved by the affirmative vote of the holders of the requisite number of the outstanding shares of Company Common Stock entitled to vote thereon in accordance with applicable law, the Company Articles and the Company By-laws.

               (b) Governmental and Regulatory Consents. All approvals and authorizations of, filings and registrations with, and notifications to, all Governmental Authorities required for the consummation of the Merger, and for the prevention of any termination of any material right, privilege, license or agreement of either the Acquiror or the Company or their respective Subsidiaries, shall have been obtained or made and shall be in full force and effect and all waiting periods required by law shall have expired; provided, however, that none of the preceding shall be deemed obtained or made if it shall be subject to any condition or restriction the effect of which, together with any other such conditions or restrictions, would be reasonably expected to have a Material Adverse Effect on the Surviving Corporation or the Acquiror or its operations in the U.S. after the Effective Time.

               (c) Third Party Consents. All consents or approvals of all persons, other than Governmental Authorities, required for or in connection with the execution, delivery and performance of this Agreement and the consummation of the Merger shall have been obtained and shall be in full force and effect, unless the failure to obtain any such consent or approval is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Surviving Corporation.

               (d) No Injunction. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the transactions contemplated by this Agreement.

               (e) Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

               (f) Blue Sky Approvals. All permits and other authorizations under the federal and state securities laws (other than that referred to in Section 7.01(e)) and other authorizations necessary to consummate the transactions contemplated hereby and to issue the shares of Acquiror Common Stock to be issued in the Merger shall have been received and be in full force and effect.

               (g) Listing. The shares of Acquiror Common Stock to be issued in the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

         7.02 Conditions to Obligation of the Company. The obligation of the Company to consummate the Merger is also subject to the fulfillment or written waiver by the Company prior to the Effective Time of each of the following conditions:

               (a) Representations and Warranties. Subject to the standard set forth in Section 5.02, the representations and warranties of the Acquiror set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct only as of such date), and the Company shall have received a certificate, dated the Closing Date, signed on behalf of the Acquiror by a senior officer of the Acquiror to such effect.

               (b) Performance of Obligations of the Acquiror. The Acquiror shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and the Company shall have received a certificate, dated the Closing Date, signed on behalf of the Acquiror by a senior officer of the Acquiror to such effect.

               (c) Tax Opinion of Company's Counsel. The Company shall have received an opinion of Hunton & Williams, counsel to the Company, dated the Closing Date, to the effect that, for federal income tax purposes,
         (1) the Merger constitutes a "reorganization" within the meaning of
         Section 368 of the Code and (2) no gain or loss will be recognized by shareholders of the Company to the extent they receive shares of Acquiror Common Stock as Consideration in exchange for shares of Company Common Stock (except for cash received in lieu of a fractional share of Acquiror Common Stock). Such opinion may note that "5% shareholders" will qualify for such nonrecognition treatment only if they enter into a "gain recognition agreement" under regulations promulgated under Section 367 of the Code. In rendering such opinion, counsel may require and rely upon (and may incorporate by reference) certain representations of the Acquiror and the Company reasonably requested by such counsel.

         7.03 Conditions to Obligation of the Acquiror. The obligation of the Acquiror to consummate the Merger is also subject to the fulfillment or written waiver by the Acquiror prior to the Effective Time of each of the following conditions:

               (a) Representations and Warranties. Subject to the standard set forth in Section 5.02, the representations and warranties of the Company set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct only as of such date) and the Acquiror shall have received a certificate, dated the Closing Date, signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect.

               (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and the Acquiror shall have received a certificate, dated the Closing Date, signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect.

               (c) Tax Opinion of the Acquiror's Counsel. The Acquiror shall have received an opinion of Sullivan & Cromwell, counsel to the Acquiror, dated the Closing Date, to the effect that, for federal income tax purposes, the Merger constitutes a "reorganization" within the meaning of Section 368 of the Code. In rendering such opinion, counsel may require and rely upon (and may incorporate by reference) certain representations of the Acquiror and the Company reasonably requested by such counsel.

                                  ARTICLE VII

                                  TERMINATION

         8.01 Termination. This Agreement may be terminated and the Merger may be abandoned:

               (a) Mutual Consent. At any time prior to the Effective Time, by the mutual consent of the Acquiror and the Company, if the Board of Directors of each so determines by vote of a majority of the members of its entire Board.

               (b) Breach. At any time prior to the Effective Time, by the Acquiror or the Company, in each case if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event of either: (1) a breach by the other party of any representation or warranty contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach; or (2) a breach by the other party of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach and which breach, individually or in the aggregate with other such breaches, would cause the conditions set forth in Section 7.03(a) or (b), in the case of a breach or breaches by the Company, or Section 7.02(a) or (b), in the case of a breach or breaches by the Acquiror, not to be satisfied or would reasonably be expected to prevent, materially delay or materially impair the ability of the Company or the Acquiror to consummate the Merger and the other transactions contemplated by this Agreement.

               (c) Delay. At any time prior to the Effective Time, by the Acquiror or the Company, in each case if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event that the Merger is not consummated by November 30, 2001, except to the extent that the failure of the Merger then to be consummated arises out of or results from the action or inaction of the party seeking to terminate pursuant to this Section 8.01(c).

               (d) No Approval. By the Company or the Acquiror, in each case if its Board of Directors so determines by a vote of a majority of the members of its entire Board, in the event the approval of any Governmental Authority required for consummation of the Merger and the other transactions contemplated by this Agreement shall have been denied by final nonappealable action of such Governmental Authority.

               (e) Failure to Recommend, Etc. (1) By the Acquiror, if (i) at any time prior to the receipt of the approval of the Company's shareholders contemplated by Section 7.01(a), the Company Board shall not recommend that the shareholders give such approval, or (ii) the Company Board takes any of the actions described in clause (ii) or (iii) of the proviso to Section 6.06.

                    (2) By the Company if, having acted in accordance with Sections 6.02, 6.06 and 8.03 and the Company's other obligations hereunder, (i) the Company Board shall have determined that an Acquisition Proposal from a third party constitutes a Superior Proposal and authorized and directed the Company to execute a definitive agreement with such third party to effect such Superior Proposal and
         (ii) immediately upon termination the Company executes such agreement.

               (f) Possible Adjustment. By the Company, if the Company Board so determines by a vote of a majority of the members of the entire Company

         Board, at any time during the five-day period commencing with the Determination Date, if both of the following conditions are satisfied:

                     (i) The Average Closing Price on the Determination Date of
               shares of Acquiror Common Stock shall be less than the product of
               0.80 and the Starting Price; and

                     (ii) (A) The number obtained by dividing the Average
               Closing Price on the Determination Date by the Starting Price (such number, the "Acquiror Ratio") shall be less than (B) the number obtained by dividing the Index Price on the Determination Date by the Index Price on the Starting Date and subtracting 0.20 from the quotient in this Section 8(f)(ii)(B) (such number, the "Index Ratio");

         subject, however, to the following four sentences. If the Company elects to exercise its termination right pursuant to this Section 8.01(f), it shall give prompt written notice to the Acquiror; provided that such notice of election may be withdrawn at any time within the aforementioned five-day period. During the five-day period commencing with its receipt of such notice, the Acquiror shall have the option of adjusting the Exchange Ratio to the lesser of (i) a number equal to a quotient (rounded to the nearest one-thousandth), the numerator of which is the product of 0.80, the Starting Price and the Exchange Ratio (as then in effect) and the denominator of which is the Average Closing Price, and (ii) a number equal to a quotient (rounded to the nearest one-thousandth), the numerator of which is the Index Ratio multiplied by the Exchange Ratio (as then in effect) and the denominator of which is the Acquiror Ratio. If the Acquiror determines so to increase the Exchange Ratio within such five-day period, it shall give prompt written notice to the Company of its determination and the revised Exchange Ratio, whereupon no termination shall occur pursuant to this
         Section 8.01(f) and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified), and any references in this Agreement to the "Exchange Ratio" shall thereafter be deemed to refer to the Exchange Ratio as adjusted pursuant to this Section 8.01(f).

         8.02 Effect of Termination and Abandonment. In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, no party to this Agreement shall have any liability or further obligation to any other party hereunder except (a) as set forth in Sections 8.03 and 9.01 and (b) that termination will not relieve a breaching party from liability for any willful breach of this Agreement giving rise to such termination.

         8.03 Termination Fee. (a) In addition to any other rights that the Acquiror has under this Agreement, the Stock Option Agreement and/or otherwise, if this Agreement is terminated by the Acquiror pursuant to (1) Section 8.01(b) with respect to a breach of Section 6.01, 6.02 or 6.06 on the part of the Company, or any knowing, or willful or intentional, breach on the part of the Company (at a time when an Initial Triggering Event (as defined in the Stock Option Agreement) has occurred and the Company is unable to terminate pursuant to such Section 8.01(b)) or (2) Section 8.01(e)(1) or 8.01(e)(2), then the Company shall pay to the Acquiror U.S. $100,000,000 (it being understood that such fee is not intended as liquidated damages). In addition to any other rights that either party has under this Agreement, the Stock Option Agreement and/or otherwise, solely for the purpose of reimbursing an amount of certain out-of-pocket costs and expenses incurred in connection with negotiations and investigations undertaken with respect to the transactions contemplated hereby and not as liquidated damages, if this Agreement is terminated pursuant to Section 8.01(b):
(x) by the Company (at a time when the Acquiror is unable to terminate pursuant to Section 8.01(b)), then the Acquiror shall pay to the Company U.S. $20,000,000 and (y) by the Acquiror (other than with respect to a breach for which a fee is payable under the preceding sentence, at a time when the Company is unable to terminate pursuant to Section 8.01(b)), then the Company shall pay to the Acquiror U.S. $20,000,000.

         (b) Any payment required to be made under Section 8.03(a) shall be payable, without setoff, by wire transfer in immediately available funds, to an account specified by the Acquiror, within three business days following such termination.

         (c) The Company acknowledges that the agreements contained in this
Section 8.03 are an integral part of the transactions contemplated by this Agreement and are cumulative with, and not intended to limit, other remedies that may be available, and that, without these agreements, the Acquiror would not enter into this Agreement; accordingly, if the Company fails promptly to pay any amount due pursuant to this Section 8.03, and, in order to obtain such payment, the Acquiror commences a suit which results in a judgment against the Company for the payment set forth in this Section 8.03, the Company shall pay the Acquiror's costs and expenses (including attorneys' fees) in connection with such suit, together with interest on any amount due pursuant to this Section
8.03 from the date such amount becomes payable until the date of such payment at the prime rate of Citibank N.A. in effect on the date such payment was required to be made plus two (2) percent.

                                   ARTICLE IX

                                  MISCELLANEOUS

         9.01 Survival. No representations, warranties, agreements and covenants contained in this Agreement (1) other than those contained in Sections 6.05(b), 8.02, and 8.03 and in this Article IX, shall survive the termination of this Agreement if this Agreement is terminated prior to the Effective Time, or (2) other than those contained in Sections 6.12 and in this Article IX, shall survive the Effective Time.

         9.02 Waiver; Amendment. Prior to the Effective Time, any provision of this Agreement may be (a) waived by the party benefitted by the provision, or

(b) amended or modified at any time, by an agreement in writing executed by both parties, except that, after approval of the Merger by the shareholders of the Company, no amendment may be made which under applicable law requires further approval of such shareholders without obtaining such required further approval.

         9.03 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.

         9.04 Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of North Carolina applicable to contracts made and to be performed entirely within such State.

         9.05 Expenses. Subject to Section 8.03, each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, except that the Company shall pay printing and postage expenses and the Acquiror shall pay SEC registration fees related to the Registration Statement and Proxy Statement.

         9.06 Notices. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given (a) on the date of delivery, if personally delivered or telecopied (with confirmation), (b) on the first business day following the date of dispatch, if delivered by a recognized next-day courier service, or (c) on the third business day following the date of mailing, if mailed by registered or certified mail (return receipt requested), in each case to such party at its address or telecopy number set forth below or such other address or numbers as such party may specify by notice to the parties hereto.

         If to the Company, to:

              Centura Banks, Inc.
              134 North Church Street
              Rocky Mount, North Carolina 27804
              Attention:  Cecil Sewell
                          Chairman of the Board and Chief Executive Officer
              Facsimile:  (252) 977-4800

         With a copy to:

              Gordon F. Rainey, Jr., Esq.
              Hunton & Williams
              951 East Byrd Street
              Richmond, Virginia  23219
              Facsimile:  (804) 788-8218

         If to the Acquiror, to:

              Royal Bank of Canada
              200 Bay Street
              Royal Bank Plaza
              Toronto, Ontario
              Canada M5J 2J5
              Attention:  Peter W. Currie
                          Vice-Chairman and Chief Financial Officer
              Facsimile:  (416) 974-0081

         With a copy to:

              Donald J. Toumey, Esq.
              Sullivan & Cromwell
              125 Broad Street
              New York, New York  10004
              Facsimile:  (212) 558-3588

         9.07 Entire Understanding; No Third-Party Beneficiaries. This Agreement (together with the Disclosure Schedules, the Stock Option Agreement and the Exhibits hereto) represents the entire understanding of the parties hereto with reference to all the matters encompassed or contemplated herein and this Agreement supersedes any and all other oral or written agreements heretofore made. Except for Section 6.12, insofar as such Section expressly provides certain rights to the Indemnified Parties named therein, nothing in this Agreement, expressed or implied, is intended to confer upon any person, other than the parties hereto or their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

         9.08 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated, in whole or in part (except by operation of law), by any of the parties hereto without the prior written consent of each other party hereto, except that the Acquiror and Newco may assign or delegate in their sole discretion any or all of their rights, interests or obligations under this Agreement to any direct or indirect, wholly owned subsidiary of the Acquiror, but no such assignment shall relieve the Acquiror of any of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by, the parties hereto and their respective successors and assigns.


                        *           *          *

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                                        CENTURA BANKS, INC.

                                        By: /s/ Cecil W. Sewell, Jr.
                                           ------------------------------------
                                           Name:  Cecil W. Sewell, Jr.
                                           Title: Chief Executive Officer


                                        ROYAL BANK OF CANADA

                                        By: /s/ Peter W. Currie
                                           ------------------------------------
                                           Name:  Peter W. Currie
                                           Title: Vice-Chairman and Chief
                                                  Financial Officer

                                        By: /s/ James T. Rager
                                           ------------------------------------
                                           Name:  James T. Rager
                                           Title: Vice-Chairman
                                                  Personal & Commercial Banking

                                                                       EXHIBIT A

                         FORM OF STOCK OPTION AGREEMENT

         STOCK OPTION AGREEMENT, dated as of January __, 2001 (this "Agreement"), between Royal Bank of Canada, a Canadian chartered bank ("Grantee"), and Centura Banks, Inc., a North Carolina corporation ("Issuer").

                                    RECITALS

         A. Merger Agreement. Grantee and Issuer have entered into an Agreement and Plan of Merger, dated as of January 26, 2001 (the "Merger Agreement"), which agreement was executed and delivered on the date of this Stock Option Agreement, pursuant to which a wholly owned subsidiary of Grantee to be organized under the laws of the State of North Carolina is to merge with and into Issuer (the "Merger"); and

         B. Option. As a condition to Grantee's entering into the Merger Agreement and in consideration therefor, Issuer has agreed to grant Grantee the Option (as hereinafter defined).

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Merger Agreement, the parties hereto agree as follows:

         1. Grant of Option. (a) Issuer hereby grants to Grantee an unconditional, irrevocable option (the "Option") to purchase, subject to the terms hereof, up to an aggregate of 7,858,534 fully paid and nonassessable shares of the common stock, no par value, of Issuer ("Common Stock") at a price per share equal to U.S. $44.69 (the "Option Price"); provided, however, that in no event shall the number of shares for which this Option is exercisable exceed 19.9% of the issued and outstanding shares of Common Stock. The number of shares of Common Stock that may be received upon the exercise of the Option and the Option Price are subject to adjustment as herein set forth.

         (b) In the event that any additional shares of Common Stock are issued or otherwise become outstanding after the date of this Agreement (other than pursuant to this Agreement and other than pursuant to an event described in
Section 5 hereof), the number of shares of Common Stock subject to the Option shall be increased so that, after such issuance, such number together with any shares of Common Stock previously issued pursuant hereto, equals 19.9% of the number of shares of Common Stock then issued and outstanding. Nothing contained in this Section l(b) or elsewhere in this Agreement shall be deemed to authorize Issuer to issue shares in breach of any provision of the Merger Agreement.

         2. Exercise. (a) The Holder (as hereinafter defined) may exercise the Option, in whole or part, if, but only if, both an Initial Triggering Event (as hereinafter defined) and a Subsequent Triggering Event (as hereinafter defined) shall have occurred prior to the occurrence of an Exercise Termination Event (as hereinafter defined), provided that the Holder shall have sent the written notice of such exercise (as provided in subsection (e) of this Section 2) within 90 days following such Subsequent Triggering

Event (or such later period as provided in Section 10). Each of the following shall be an "Exercise Termination Event": (i) the Effective Time (as defined in the Merger Agreement) of the Merger; (ii) termination of the Merger Agreement in accordance with the provisions thereof if such termination occurs prior to the occurrence of an Initial Triggering Event except a termination by Grantee pursuant to Section 8.01(b) of the Merger Agreement (unless the breach by Issuer giving rise to such right of termination is non-volitional) (a "Listed Termination"); or (iii) the passage of eighteen (18) months (or such longer period as provided in Section 10) after termination of the Merger Agreement if such termination follows the occurrence of an Initial Triggering Event or is a Listed Termination. The term "Holder" shall mean the holder or holders of the Option. Notwithstanding anything to the contrary contained herein, the Option may not be exercised at any time when Grantee shall be in material breach of any of its covenants or agreements contained in the Merger Agreement such that Issuer shall be entitled to terminate the Merger Agreement pursuant to Section 8.01(b) thereof.

         (b) The term "Initial Triggering Event" shall mean any of the following events or transactions occurring on or after the date hereof:

               (i) Issuer or any of its Significant Subsidiaries (as defined in Rule 1-02 of Regulation S-X promulgated by the Securities and Exchange Commission (the "SEC")) (the "Issuer Subsidiaries"), without having received Grantee's prior written consent, shall have entered into an agreement to engage in an Acquisition Transaction (as hereinafter defined) with any person (the term "person" for purposes of this Agreement having the meaning assigned thereto in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and the rules and regulations thereunder) other than Grantee or any of its Subsidiaries (each a "Grantee Subsidiary"), or the Board of Directors of Issuer (the "Issuer Board") shall have recommended that the stockholders of Issuer approve or accept any Acquisition Transaction with any person other than Grantee or a Grantee Subsidiary. For purposes of this Agreement, (a) "Acquisition Transaction" shall mean (x) a merger or consolidation, or any similar transaction, involving Issuer or any Issuer Subsidiary, provided, however, that in no event shall any merger, consolidation or similar transaction involving only the Issuer and one or more of its Subsidiaries or involving only any two or more of such Subsidiaries, if such transaction is not in violation of the terms of the Merger Agreement, be deemed to be an Acquisition Transaction, (y) a purchase, lease or other acquisition of all or any substantial part of the assets or business operations of Issuer or any Issuer Subsidiary, or (z) a purchase or other acquisition (including by way of merger, consolidation, share exchange or other wise) of securities representing 10% or more of the voting power of Issuer or any Issuer Subsidiary and
         (b) "Subsidiary" shall have the meaning set forth in Rule 12b-2 under the 1934 Act;

               (ii) Any person other than the Grantee or any Grantee Subsidiary shall have acquired beneficial ownership or the right to acquire beneficial ownership of 10% or more of the outstanding shares of Common Stock (the term "beneficial ownership" for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the 1934 Act, and the rules and regulations thereunder);

               (iii) The shareholders of Issuer shall have voted and failed to approve the Merger Agreement at a meeting which has been held for that purpose or any adjournment or postponement thereof, or such meeting shall not have been held or shall have been canceled prior to termination of the Merger Agreement if, prior to such meeting (or if such meeting shall not have been held or shall have been canceled, prior to such termination), it shall have been publicly announced that any person (other than Grantee or any of its Subsidiaries) shall have made, or disclosed an intention to make, a bona fide proposal to engage in an Acquisition Transaction;

               (iv) The Issuer Board shall have withdrawn, modified or qualified (or publicly announced its intention to withdraw, modify or qualify) in any manner adverse in any respect to Grantee its recommendation that the shareholders of Issuer approve the transactions contemplated by the Merger Agreement in anticipation of engaging in an Acquisition Transaction, or Issuer shall have authorized, recommended, proposed
         (or publicly announced its intention to authorize, recommend or propose) an agreement to engage in an Acquisition Transaction with any person other than Grantee or a Grantee Subsidiary;

               (v) Any person other than Grantee or any Grantee Subsidiary shall have filed with the SEC a registration statement or tender offer materials with respect to a potential exchange or tender offer that would constitute an Acquisition Transaction (or filed a preliminary proxy statement with the SEC with respect to a potential vote by its shareholders to approve the issuance of shares to be offered in such an exchange offer);

          (vi) Issuer shall have willfully breached any covenant or obligation contained in the Merger Agreement after an overture is made by a third party to Issuer or its shareholders to engage in an Acquisition Transaction, and (a) following such breach Grantee would be entitled to terminate the Merger Agreement (whether immediately or after the giving of notice or passage of time or both) and (b) such breach shall not have been cured prior to the Notice Date (as defined in Section 2(e)); or

               (vii) Any person other than Grantee or any Grantee Subsidiary, without Grantee's prior written consent, shall have filed an application or notice with any regulatory or antitrust authority regarding an Acquisition Transaction.

         (c) The term "Subsequent Triggering Event" shall mean any of the following events or transactions occurring after the date hereof:

               (i) The acquisition by any person (other than Grantee or any Grantee Subsidiary) of beneficial ownership of 25% or more of the then outstanding Common Stock; or

               (ii) The occurrence of the Initial Triggering Event described in clause (i) of subsection (b) of this Section 2, except that the percentage referred to in clause (z) of the second sentence thereof shall be 25%.

         (d) Issuer shall notify Grantee promptly in writing of the occurrence of any Initial Triggering Event or Subsequent Triggering Event (together, a "Triggering Event"), it being understood that the giving of such notice by Issuer shall not be a condition to the right of the Holder to exercise the Option.

         (e) In the event the Holder is entitled to and wishes to exercise the Option (or any portion thereof), it shall send to Issuer a written notice (the date of which being herein referred to as the "Notice Date") specifying (i) the total number of shares it will purchase pursuant to such exercise and (ii) a place and date not earlier than three business days nor later than 60 business days from the Notice Date for the closing of such purchase (the "Closing Date"); provided, that if prior notification to or approval of any United States or foreign regulatory or antitrust agency is required in connection with such purchase, the Holder shall promptly file the required notice or application for approval, shall promptly notify Issuer of such filing and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification periods have expired or been terminated or such approvals have been obtained and any requisite waiting period or periods shall have passed. Any exercise of the Option shall be deemed to occur on the Notice Date relating thereto.

         (f) At the closing referred to in subsection (e) of this Section 2, the Holder shall (i) pay to Issuer the aggregate purchase price for the shares of Common Stock purchased pursuant to the exercise of the Option in immediately available funds by wire transfer to a bank account designated by Issuer and (ii) present and surrender this Agreement to Issuer at its principal executive offices, provided that the failure or refusal of the Issuer to designate such a bank account or accept surrender of this Agreement shall not preclude the Holder from exercising the Option.

         (g) At such closing, simultaneously with the delivery of immediately available funds as provided in subsection (f) of this Section 2, Issuer shall deliver to the Holder a certificate or certificates representing the number of shares of Common Stock purchased by the Holder and, if the Option should be exercised in part only, a new Option evidencing the rights of the Holder thereof to purchase the balance of the shares purchasable hereunder.

         (h) Certificates for Common Stock delivered at a closing hereunder may be endorsed with a restrictive legend that shall read substantially as follows:

              "The transfer of the shares represented by this certificate is subject to certain provisions of an agreement between the registered holder hereof and Issuer and to resale restrictions arising under the Securities Act of 1933, as amended. A copy of such agreement is on file at the principal office of Issuer and will be provided to the holder hereof without charge upon receipt by Issuer of a written request therefor."

It is understood and agreed that: (i) the reference to the resale restrictions of the Securities Act of 1933, as amended (the "1933 Act") in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the Holder shall have delivered to Issuer a copy of a letter from the staff of the SEC, or an opinion of counsel, in form and substance reasonably satisfactory to Issuer, to the effect that such legend is not required for purposes of the 1933 Act; (ii) the reference to the provisions of this Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the shares have been sold or transferred in compliance with the provisions of this Agreement and under circumstances that do not require the retention of such reference in the opinion of counsel to the Holder, in form and substance reasonably satisfactory to the Issuer; and (iii) the legend shall be removed in its entirety if the conditions in the preceding clauses (i) and (ii) are both satisfied. In addition, such certificates shall bear any other legend as may be required by law.

         (i) Upon the giving by the Holder to Issuer of the written notice of exercise of the Option provided for under subsection (e) of this Section 2 and the tender of the applicable purchase price in immediately available funds, the Holder shall be deemed to be the holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of Issuer shall then be closed or that certificates representing such shares of Common Stock shall not then be actually delivered to the Holder. Issuer shall pay all expenses, and any and all United States federal, state and local taxes and other charges that may be payable in connection with the preparation, issue and delivery of stock certificates under this Section 2 in the name of the Holder or its assignee, transferee or designee.

         3. Covenants of Issuer. Issuer agrees: (i) that it shall at all times maintain, free from preemptive rights, sufficient authorized but unissued or treasury shares of Common Stock so that the Option may be exercised without additional authorization of Common Stock after giving effect to all other options, warrants, convertible securities and other rights to purchase Common Stock; (ii) that it will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by Issuer; (iii) promptly to take all action as may from time to time be required (including (x) complying with all applicable premerger notification, reporting and waiting period requirements specified in 15 U.S.C. Section 18a and regulations promulgated thereunder and (y) in the event prior approval of or notice to any state or other United States federal or foreign regulatory authority is necessary before the Option may be exercised, cooperating fully with the Holder in preparing such applications or notices and providing such information to such state or other United States federal or foreign regulatory authority as they may require) in order to permit the Holder to exercise the Option and Issuer duly and effectively to issue shares of Common Stock pursuant hereto; and (iv) promptly to take all action provided herein to protect the rights of the Holder against dilution.

         4. Exchange. This Agreement (and the Option granted hereby) are exchangeable, without expense, at the option of the Holder, upon presentation and surrender of this Agreement at the principal office of Issuer, for other Agreements providing for Options of different denominations entitling the holder thereof to purchase, on the same terms and subject to the same conditions as are set forth herein, in the aggregate the same number of shares of Common Stock purchasable hereunder. The terms "Agreement" and "Option" as used herein include any Agreements and related Options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of Issuer, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.

         5. Certain Adjustments. In addition to the adjustment in the number of shares of Common Stock that are purchasable upon exercise of the Option pursuant to Section 1 of this Agreement, the number of shares of Common Stock purchasable upon the exercise of the Option and the Option Price shall be subject to adjustment from time to time as provided in this Section 5. In the event of any change in Common Stock by reason of a stock dividend, stock split, split-up, recapitalization, stock combination, exchange of shares or similar transaction, the type and number of shares or securities subject to the Option, and the Option Price therefor, shall be adjusted appropriately, and proper provision shall be made in the agreements governing such transaction so that Grantee shall receive, upon exercise of the Option, the number and class of shares or other securities or property that Grantee would have received in respect of Common Stock if the Option had been exercised immediately prior to such event, or the record date therefor, as applicable. If any additional shares of Common Stock are issued after the date of this Agreement (other than pursuant to an event described in the first sentence of this Section 5), the number of shares of Common Stock subject to the Option shall be adjusted so that, after such issuance, it, together with any shares of Common Stock previously issued pursuant hereto, equals 19.9% of the number of shares of Common Stock then issued and outstanding.

         6. Registration Rights. Upon the occurrence of a Subsequent Triggering Event that occurs prior to an Exercise Termination Event, Issuer shall, at the request of Grantee delivered within twelve (12) months (or such later period as provided in Section 10) of such Subsequent Triggering Event (whether on its own behalf or on behalf of any subsequent holder of this Option (or part thereof) or any of the shares of Common Stock issued pursuant hereto), promptly prepare, file and keep current a registration statement under the 1933 Act covering any shares issued and issuable pursuant to this Option and shall use its reasonable best efforts to cause such registration statement to become effective and remain current in order to permit the sale or other disposition of any shares of Common Stock issued upon total or partial exercise of this Option ("Option Shares") in accordance with any plan of disposition requested by Grantee. Issuer will use its reasonable best efforts to cause such registration statement promptly to become effective and then to remain effective for such period not in excess of 180 days from the day such registration statement first becomes effective or such shorter time as may be reasonably necessary to effect such sales or other dispositions. Grantee shall have the right to demand two such registrations. The Issuer shall bear the costs of such registrations (including, but not limited to, Issuer's attorneys' fees, printing costs and filing fees, except for underwriting discounts or commissions, brokers' fees and the fees and disbursements of Grantee's counsel related thereto). The foregoing notwithstanding, if, at the time of any request by Grantee for registration of Option Shares as provided above, Issuer is in registration with respect to an underwritten public offering by Issuer of shares of Common Stock, and if in the good faith judgment of the managing underwriter or managing underwriters, or, if none, the sole underwriter or underwriters, of such offering the offer and sale of the Option Shares would interfere with the successful marketing of the shares of Common Stock offered by Issuer, the number of Option Shares otherwise to be covered in the registration statement contemplated hereby may be reduced; provided, however, that after any such required reduction, the number of Option Shares to be included in such offering for the account of the Holder shall constitute at least 331/3% of the total number of shares to be sold by the Holder and Issuer in the aggregate; and provided further, however, that if such reduction occurs, then Issuer shall file a registration statement for the balance as promptly as practicable thereafter as to which no reduction pursuant to this Section 6 shall be permitted or occur and the Holder shall thereafter be entitled to one additional registration and the twelve (12) month period referred to in the first sentence of this section shall be increased to twenty-four (24) months. Each such Holder shall provide all information reasonably requested by Issuer for inclusion in any registration statement to be filed hereunder. If requested by any such Holder in connection with such registration, Issuer shall become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating itself in respect of representations, warranties, indemnities and other agreements customarily included in such underwriting agreements for Issuer. Upon receiving any request under this Section 6 from any Holder, Issuer agrees to send a copy thereof to any other person known to Issuer to be entitled to registration rights under this Section 6, in each case by promptly mailing the same, postage prepaid, to the address of record of the persons entitled to receive such copies. Notwithstanding anything to the contrary contained herein, in no event shall the number of registrations that

Issuer is obligated to effect be increased by reason of the fact that there shall be more than one Holder as a result of any assignment or division of this Agreement.

         7. Repurchase. (a) At any time after the occurrence of a Repurchase Event (as defined below) (i) at the request of the Holder, delivered prior to an Exercise Termination Event (or such later period as provided in Section 10), Issuer (or any successor thereto) shall repurchase the Option from the Holder at a price (the "Option Repurchase Price") equal to the amount by which (A) the market/offer price (as defined below) exceeds (B) the sum of (x) the Option Price, multiplied by the number of shares for which this Option may then be exercised, and (y) if applicable, the amount paid by Issuer to Grantee pursuant to Section 8.03 of the Merger Agreement; and (ii) at the request of the owner of Option Shares from time to time (the "Owner"), delivered prior to an Exercise Termination Event (or such later period as provided in Section 10), Issuer (or any successor thereto) shall repurchase such number of Option Shares from the Owner as the Owner shall designate at a price (the "Option Share Repurchase Price") equal to the market/offer price multiplied by the number of Option Shares so designated. The term "market/offer price" shall mean the highest of
(i) the price per share of Common Stock at which a tender or exchange offer therefor has been made, (ii) the price per share of Common Stock to be paid by any third party pursuant to an agreement with Issuer, (iii) the highest closing price for shares of Common Stock within the six-month period immediately preceding the date the Holder gives notice of the required repurchase of this Option or the Owner gives notice of the required repurchase of Option Shares, as the case may be, or (iv) in the event of a sale of all or any substantial part of Issuer's assets or business operations, the sum of the net price paid in such sale for such assets or business operations and the current market value of the remaining assets or business operations of Issuer as determined by a nationally recognized investment banking firm selected by the Holder or the Owner, as the case may be, and reasonably acceptable to Issuer, divided by the number of shares of Common Stock of Issuer outstanding at the time of such sale. In determining the market/offer price, the value of consideration other than cash shall be determined by a nationally recognized investment banking firm selected by the Holder or Owner, as the case may be, and reasonably acceptable to Issuer.

         (b) The Holder and the Owner, as the case may be, may exercise its right to require Issuer to repurchase the Option and any Option Shares pursuant to this Section 7 by surrendering for such purpose to Issuer, at its principal office, a copy of this Agreement or certificates for Option Shares, as applicable, accompanied by a written notice or notices stating that the Holder or the Owner, as the case may be, elects to require Issuer to repurchase this Option and/or the Option Shares in accordance with the provisions of this
Section 7. The Owner shall also represent and warrant that it has sole record and beneficial ownership of such Option Shares and that such Option Shares are then free and clear of all liens. As promptly as practicable, and in any event within five (5) business days after the surrender of the Option and/or certificates representing Option Shares and the receipt of such notice or notices relating thereto, Issuer shall deliver or cause to be delivered to the Holder the Option Repurchase Price and/or to the Owner the Option Share Repurchase Price therefor or the portion thereof that Issuer is not then prohibited under applicable law and regulation from so delivering.

         (c) For purposes of this Section 7, a "Repurchase Event" shall be deemed to have occurred upon the occurrence of any of the following events or transactions after the date hereof:

               (i) the acquisition by any person (other than Grantee or any Grantee Subsidiary) of beneficial ownership of 50% or more of the then outstanding Common Stock; or

               (ii) the consummation of any Acquisition Transaction described in
         Section 2(b)(i) hereof, except that the percentage referred to in clause (z) shall be 25%.

         8. Substitute Option. (a) In the event that prior to an Exercise Termination Event, Issuer shall enter into an agreement (i) to consolidate with or merge into any person, other than Grantee or a Grantee Subsidiary, or engage in a plan of exchange with any person, other than Grantee or a Grantee Subsidiary and Issuer shall not be the continuing or surviving corporation of such consolidation or merger or the acquirer in such plan of exchange, (ii) to permit any person, other than Grantee or a Grantee Subsidiary, to merge into Issuer or be acquired by Issuer in a plan of exchange and Issuer shall be the continuing or surviving or acquiring corporation, but, in connection with such merger or plan of exchange, the then outstanding shares of Common Stock shall be changed into or exchanged for stock or other securities of any other person or cash or any other property or the then outstanding shares of Common Stock shall after such merger or plan of exchange represent less than 50% of the outstanding shares and share equivalents of the merged or acquiring company, or (iii) to sell or otherwise transfer all or a substantial part of its or any Issuer Subsidiary's assets or business operations to any person, other than Grantee or a Grantee Subsidiary, then, and in each such case, the agreement governing such transaction shall make proper provision so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option (the "Substitute Option"), at the election of the Holder, of either (x) the Acquiring Corporation (as hereinafter defined) or (y) any person that controls the Acquiring Corporation.

         (b) The following terms have the meanings indicated:

               (i) "Acquiring Corporation" shall mean (i) the continuing or surviving person of a consolidation or merger with Issuer (if other than Issuer), (ii) the acquiring person in a plan of exchange in which Issuer is acquired, (iii) the Issuer in a merger or plan of exchange in which Issuer is the continuing or surviving or acquiring person and
         (iv) the transferee of all or a substantial part of Issuer's assets or business operations (or the assets or business operations of any Issuer Subsidiary).

               (ii) "Substitute Common Stock" shall mean the common stock issued by the issuer of the Substitute Option upon exercise of the Substitute Option.

               (iii) "Assigned Value" shall mean the market/offer price, as defined in Section 7.

               (iv) "Average Price" shall mean the average closing price of a share of the Substitute Common Stock for six months immediately preceding the consolidation, merger or sale in question, but in no event higher than the closing price of the shares of Substitute Common Stock on the day preceding such consolidation, merger or sale; provided that if Issuer is the issuer of the Substitute Option, the Average Price shall be computed with respect to a share of common stock issued by the person merging into Issuer or by any company which controls or is controlled by such person, as the Holder may elect.

         (c) The Substitute Option shall have the same terms as the Option, provided that if the terms of the Substitute Option cannot, for legal reasons, be the same as the Option, such terms shall be as similar as possible and in no event less advantageous to the Holder. The issuer of the Substitute Option shall also enter into an agreement with the then Holder or Holders of the Substitute Option in substantially the same form as this Agreement (after giving effect for such purpose to the provisions of Section 9), which agreement shall be applicable to the Substitute Option.

         (d) The Substitute Option shall be exercisable for such number of shares of Substitute Common Stock as is equal to the Assigned Value multiplied by the number of shares of Common Stock for which the Option was exercisable immediately prior to the event described in the first sentence of Section 8(a), divided by the Average Price. The exercise price of the Substitute Option per share of Substitute Common Stock shall then be equal to the Option Price multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock for which the Option was exercisable immediately prior to the event described in the first sentence of Section 8(a) and the denominator of which shall be the number of shares of Substitute Common Stock for which the Substitute Option is exercisable.

         (e) In no event, pursuant to any of the foregoing paragraphs, shall the Substitute Option be exercisable for more than 19.9% of the shares of Substitute Common Stock outstanding prior to exercise of the Substitute Option. In the event that the Substitute Option would be exercisable for more than 19.9% of the shares of Substitute Common Stock outstanding prior to exercise but for this clause (e), the issuer of the Substitute Option (the "Substitute Option Issuer") shall make a cash payment to Holder equal to the excess of (i) the value of the Substitute Option without giving effect to the limitation in this clause (e) over (ii) the value of the Substitute Option after giving effect to the limitation in this clause (e). This difference in value shall be determined by a nationally recognized investment banking firm selected by the Holder.

         (f) Issuer shall not enter into any transaction described in subsection
(a) of this Section 8 unless the Acquiring Corporation and any person that controls the Acquiring Corporation assume in writing all the obligations of Issuer hereunder.

         9. Repurchase of Substitute Option. (a) At the request of the holder of the Substitute Option (the "Substitute Option Holder"), the Substitute Option Issuer shall repurchase the Substitute Option from the Substitute Option Holder at a price (the "Substitute Option Repurchase Price") equal to the amount by which (i) the Highest Closing Price (as hereinafter defined) exceeds (ii) the exercise price of the Substitute Option, multiplied by the number of shares of Substitute Common Stock for which the Substitute Option may then be exercised, and at the request of the owner (the "Substitute Share Owner") of shares of Substitute Common Stock (the "Substitute Shares"), the Substitute Option Issuer shall repurchase the Substitute Shares at a price (the "Substitute Share Repurchase Price") equal to the Highest Closing Price multiplied by the number of Substitute Shares so designated. The term "Highest Closing Price" shall mean the highest closing price for shares of Substitute Common Stock within the six-month period immediately preceding the date the Substitute Option Holder gives notice of the required repurchase of the Substitute Option or the Substitute Share Owner gives notice of the required repurchase of the Substitute Shares, as applicable.

         (b) The Substitute Option Holder and the Substitute Share Owner, as the case may be, may exercise its respective rights to require the Substitute Option Issuer to repurchase the Substitute Option and the Substitute Shares pursuant to this Section 9 by surrendering for such purpose to the Substitute Option Issuer, at its principal office, the agreement for such Substitute Option (or, in the absence of such an agreement, a copy of this Agreement) and/or certificates for Substitute Shares accompanied by a written notice or notices stating that the Substitute Option Holder or the Substitute Share Owner, as the case may be, elects to require the Substitute Option Issuer to repurchase the Substitute Option and/or the Substitute Shares in accordance with the provisions of this
Section 9. As promptly as practicable and in any event within five (5) business days after the surrender of the Substitute Option and/or certificates representing Substitute Shares and the receipt of such notice or notices relating thereto, the Substitute Option Issuer shall deliver or cause to be delivered to the Substitute Option Holder the Substitute Option Repurchase Price and/or to the Substitute Share Owner the Substitute Share Repurchase Price therefor or the portion thereof which the Substitute Option Issuer is not then prohibited under applicable law and regulation from so delivering.

         10. Extension of Periods Under Certain Circumstances. The periods for exercise of certain rights under Sections 2, 6, 7, 9 and 14 shall be extended:
(i) to the extent necessary to obtain all regulatory approvals for the exercise of such rights (for so long as the Holder, Owner, Substitute Option Holder or Substitute Share Owner, as the case may be, is using commercially reasonable efforts to obtain such regulatory approvals), and for the expiration of all statutory waiting periods; (ii) to the extent necessary to avoid liability under
Section 16(b) of the 1934 Act by reason of such exercise; and (iii) when there exists an injunction, order or judgment that prohibits or delays exercise of such right.

         11. Representations and Warranties. (a) Issuer hereby represents and warrants to Grantee as follows:

               (i) Issuer has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Issuer Board prior to the date hereof and no other corporate proceedings on the part of Issuer are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Issuer.

               (ii) Issuer has taken all necessary corporate action to authorize and reserve and to permit it to issue, and at all times from the date hereof through the termination of this Agreement in accordance with its terms will have reserved for issuance upon the exercise of the Option, that number of shares of Common Stock equal to the maximum number of shares of Common Stock at any time and from time to time issuable hereunder, and all such shares, upon issuance pursuant thereto, will be duly authorized, validly issued, fully paid, nonassessable, and will be delivered free and clear of all claims, liens, encumbrance and security interests and not subject to any preemptive rights.

         (b) Grantee hereby represents and warrants to Issuer as follows:
Grantee has the requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by the Grantee and the performance of its obligations hereunder by the Grantee have been duly and validly authorized by the Board of Directors of Grantee and no other corporate proceedings on the part of the Grantee are necessary to authorize this Agreement or for Grantee to perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by Grantee.

         (c) This Option is not being, and any Option Shares or other securities acquired by Grantee upon exercise of the Option will not be, acquired with a view to the public distribution thereof and will not be transferred or otherwise disposed or except in a transaction registered or exempt from registration under the 1933 Act.

         12. Assignment. Neither of the parties hereto may assign any of its rights or obligations under this Agreement or the Option created hereunder to any other person, without the express written consent of the other party, except that in the event an Initial Triggering Event shall have occurred prior to an Exercise Termination Event, Grantee, subject to the express provisions hereof, may assign in whole or in part its rights and obligations hereunder.

         13. Filings, Etc. Each of Grantee and Issuer will use its reasonable best efforts to make all filings with, and to obtain consents of, all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Agreement.

         14. Surrender of Option. (a) Grantee may, at any time following a Repurchase Event and prior to the occurrence of an Exercise Termination Event (or such later period as provided in Section 10), relinquish the Option (together with any Option Shares issued to and then owned by Grantee) to Issuer in exchange for a cash fee equal to the Surrender Price. The "Surrender Price" shall be equal to U.S. $100 million (i) plus, if applicable, Grantee's purchase price with respect to any Option Shares, (ii) minus, if applicable, the excess of (A) the net price, if any, received by Grantee or a Grantee Subsidiary pursuant to the sale of Option Shares (or any other securities into which such Option Shares were converted or exchanged) to any unaffiliated party, over (B) Grantee's purchase price of such Option Shares and (iii) minus, if applicable, the amount paid by Issuer to Grantee pursuant to Section 8.03(a) of the Merger Agreement.

         (b) Grantee may exercise its right to relinquish the Option and any Option Shares pursuant to this Section 14 by surrendering to Issuer, at its principal office, a copy of this Agreement together with certificates for Option Shares, if any, accompanied by a written notice stating (i) that Grantee elects to relinquish the Option and Option Shares, if any, in accordance with the provisions of this Section 14 and (ii) the Surrender Price. The Surrender Price shall be payable in immediately available funds on or before the second business day following receipt of such notice by Issuer.

         15. Specific Performance. The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Agreement by either party hereto and that the obligations of the parties hereto shall be enforceable by either party hereto through injunctive or other equitable relief. In connection therewith, both parties waive the posting of any bond or similar requirement.

         16. Severability. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Holder is not permitted to acquire, or Issuer is not permitted to repurchase pursuant to Section 7, the full number of shares of Common Stock provided in Section l(a) hereof (as adjusted pursuant to Section l(b) or Section 5 hereof), it is the express intention of Issuer to allow the Holder to acquire or to require Issuer to repurchase such lesser number of shares as may be permissible, without any amendment or modification hereof.

         17. Notices. All notices, requests, claims, demands and other communications hereunder shall be deemed to have been duly given when delivered in person, by fax, telecopy, or by registered or certified mail (postage prepaid, return receipt requested) at the respective addresses of the parties set forth in the Merger Agreement.

         18. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina.

         19. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

         20. Expenses. Except as otherwise expressly provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

         21. Entire Agreement; Third-Party Rights. Except as otherwise expressly provided herein or in the Merger Agreement, this Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereof, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assignees. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors except as assignees, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

         22. Capitalized Terms. Capitalized terms used in this Agreement and not defined herein shall have the meanings assigned thereto in the Merger Agreement.

         IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.

                                    ROYAL BANK OF CANADA



                                    By:
                                       ----------------------------------------
                                       Name:
                                       Title:


                                    By:
                                       ----------------------------------------
                                       Name:
                                       Title:


                                    CENTURA BANKS, INC.


                                    By:
                                       ----------------------------------------
                                       Name:
                                       Title:

                                                                      EXHIBIT B

                    PERSONS TO EXECUTE EMPLOYMENT AGREEMENTS

Scott M. Custer
Steven J. Goldstein
H. Kel Landis III
Thomas Rogers, Jr.
Cecil W. Sewell, Jr.

                                                                      EXHIBIT C



                              EMPLOYMENT AGREEMENT

         AGREEMENT, dated as of the 26th day of January, 2001, by and among Centura Banks, Inc., a North Carolina corporation (the "Company"), Centura Banks, a wholly-owned subsidiary of the Company, and [_______] (the "Executive").

         WHEREAS, the Company and Royal Bank of Canada, a Canadian chartered bank (the "Parent") are parties to an Agreement and Plan of Merger dated as of January 26th, 2001 (the "Merger Agreement");

         WHEREAS, the Company and Parent have determined that it is in the best interests of their respective shareholders to assure that the Company will have the continued dedication of the Executive pending the transactions contemplated in the Merger Agreement (the "Merger") and to provide the Company, after the Merger, with continuity of management;

         WHEREAS, the Executive and the Company are parties to a Change in Control Agreement, ______, (the "Change in Control Agreement") and a Supplemental Executive Retirement Agreement, dated ____ (the "SERP");

         WHEREAS, it is acknowledged by the parties hereto that as a result of the consummation of the Merger and the other transactions contemplated by the Merger Agreement, as of the Closing Date (as defined in the Merger Agreement) there will be a Change in Control of the Company, as contemplated by the Change in Control Agreement and the SERP;

         WHEREAS, Executive would have certain rights upon a Change in Control under the Change in Control Agreement and the SERP, which rights are hereby relinquished in consideration of the benefits to be provided under the terms of this Agreement;

         WHEREAS, Executive has executed an agreement, attached as Exhibit A, terminating the SERP;

         NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

         1. EFFECTIVE TIME. This Agreement is effective as of the date hereof. Subject to the consummation of the Merger, this Agreement amends and restates the Change in Control Agreement.

         2. EMPLOYMENT PERIOD. The Company hereby agrees to continue to employ the Executive, and the Executive hereby agrees to continue in the employ of the Company, subject to the terms and conditions of this Agreement, for the period commencing at the consummation of the Merger (the "Closing Date") and ending on the fifth anniversary of the Closing Date (the "Employment Period").* Commencing on the


----------

* Sewell's agreement ends at fifth anniversary.

fifth anniversary of the Closing Date and each year thereafter, the Employment Period shall be automatically extended for one year unless either the Company or the Executive shall give the other party not less than ninety (90) days prior written notice of the intention to terminate this Agreement.

         3. Terms of Employment.

               (a) Position and Duties.

                     (i) During the Employment Period, the Executive shall serve as [TITLE] of the Company.

                     (ii) During the Employment Period, excluding any period of vacation or sick leave to which Executive is entitled, Executive agrees to devote substantially all of his attention and time during normal business hours to the business and affairs of the Company and to use the Executive's reasonable best efforts to perform faithfully and efficiently such responsibilities. Executive shall also provide services to other member companies of Parent from time to time as may be requested by the Vice Chairman responsible for Personal and Commercial Banking of Parent (the "Vice Chairman"). During the Employment Period, it shall not be a violation of this Agreement for the Executive to
               (A) serve on civic or charitable boards or committees, (B) serve on corporate boards or committees, with prior approval of the Vice Chairman, (C) deliver lectures, fulfill speaking engagements or teach at educational institutions, or (D) manage personal investments, so long as such activities do not interfere with the performance of the Executive's responsibilities as an employee of the Company in accordance with this Agreement.

               (b) Compensation.

                     (i) Annual Base Salary. During the Employment Period,
               Executive shall receive an annual base salary of at least [_______] (as increased by the Company from time to time, the "Annual Base Salary"). Executive's Annual Base Salary shall be adjusted annually to remain competitive with the Market, which adjustment shall also be based on individual performance. "Market", for this purpose, is similarly-situated executives of Parent and its subsidiaries, and executives with similar responsibilities at comparably-sized U.S. commercial banks and bank holding companies. Annual Base Salary adjustments shall be made on the anniversary of the consummation of the Closing Date, or other annual date agreed to by Executive at the request of the Company. Any increase in Annual Base Salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement.

                     (ii) Annual Performance Bonus. During the Employment
               Period, the Executive shall be eligible to receive an annual cash bonus ("Annual Bonus"), determined in accordance with the Company's annual incentive plan as in effect from time to time. The Executive shall have a target bonus equal to [___%] of the Executive's Annual Base Salary. The Executive's Annual Bonus for the twelve-month period ending December 31, 2001, will be based on the Company's plan in effect as of the date hereof, excluding merger related expenses and adjustments for purposes of calculating the Company's financial performance thereunder. In future years, potential bonus payouts will be comparable to Parent's and its subsidiaries' potential payouts for similarly-situated executives and also comparable to potential bonus payouts for executives with similar responsibilities at U.S. commercial banks and bank holding companies of similar size. Performance measures will be established for future years based on strategic objectives of the Parent and the business plan of the Company as agreed to by the management of the Company (including the impact of any carry-forward or rolling provision) and as agreed to and approved by the Vice Chairman.

                     (iii) Retention Bonus. Executive shall be entitled to a
               retention bonus of $_______ (the "Retention Bonus"), payable by the Company on the third anniversary of the Closing Date, provided that, except as otherwise specifically provided, Executive is still employed by the Company or its affiliates at that time.

                     (iv) Other Employee Benefit Plans. During the Employment
               Period, except as otherwise expressly provided herein or on Exhibit A, the Executive shall be entitled to participate in all employee pension benefit, welfare and other similar plans, practices, policies and programs of the Company (collectively, "Employee Benefit Plans") as are in effect from time to time, subject to the applicable eligibility provisions and other terms and conditions of such plans. It is contemplated that such Employee Benefit Plans will provide pension and welfare benefits generally comparable to those in effect at the Company on the Closing Date.

                     (v) Executive Benefits. Executive shall continue to receive reimbursement for membership dues for clubs currently being paid, will receive reimbursement for tax preparation costs and will continue to be provided with a Company vehicle under arrangements similar to that currently provided by the Company. It is understood that the Company may change the vehicle arrangement to be consistent with that provided elsewhere by the Parent whereby the vehicle is leased and is retained for a period of 3 or 4 years.

                     (vi) Closing Bonus. The Company shall pay to the Executive a one-time lump sum bonus of $[ ] in the first full pay period following the Closing Date.

                     (vii) Parent Stock Option Grant. A stock option grant of
               ____ options to purchase Parent common shares will be made to Executive effective as of the first day of the month after the Closing Date. The exercise price and vesting schedule will be set at that time in accordance with the Parent's stock option plan administrative guidelines. In future years, grants of options and other equity-based compensation will be made to Executive on the same basis as similarly-situated employees of Parent and its subsidiaries.

                     (viii) Expenses. During the Employment Period, Executive
               shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by Executive in accordance with the policies, practices, and procedures of the Company applicable to peer executives. In addition, if the Executive is required to relocate his principal work location by more than thirty-five
               (35) miles from the current location, then the Company shall reimburse reasonable moving expenses for Executive's household, pursuant to the Company's relocation policy.

                     (ix) Retirement.

                          (a) Subject to subsection (e) below, upon termination
                     of employment other than a termination by the Company for Cause, following the attainment of age 58, Executive will be entitled to a retirement payment based on Pensionable Earnings, payable in equal monthly installments commencing on the later of (X) the first day of the month following Executive's termination of employment or (Y) the first day of the month following Executive's attainment of age 58 and shall continue thereafter each month until the month in which Executive dies. The annual retirement payment shall be 70% of the Pensionable Earnings, less:

                               (i) Executive's accrued vested benefit payable
                          under any defined benefit pension plan maintained by the Company or its affiliates (payable as a life annuity based on actuarial equivalencies no less favorable to Executive than the assumptions used to determine actuarial equivalencies under the Company's qualified pension plan as of the Closing Date);

                               (ii) an amount equal to 1/10th of the Company's
                          aggregate contributions (other than employee salary deferrals) to any 401(k) plan on behalf of the Executive following the Closing Date;

                               (iii) Executive's accrual vested benefit under
                          any "excess benefit" or "top hat" plan maintained by the Company or its affiliates to provide benefits otherwise limited by Sections 401(a)(17) and 415 of the Internal Revenue Code of 1986, as amended (the "Code") (payable as a life annuity based on actuarial equivalencies no less favorable to Executive than the assumptions used to determine actuarial equivalencies under the Company's qualified pension plan as of the Closing Date); and

                               (iv) commencing on the Executive's 62nd birthday,
                          an amount equal to Executive's primary social security benefit payable under old age survivors and disability insurance.

                          (b) "Pensionable Earnings" for purposes of computing
                     the retirement benefit hereunder shall mean the sum of (1) twelve times Executive's monthly base salary as of his termination of employment (but not less than Executive's average annual base salary for the three full fiscal years prior to termination) plus (2) the average of the Annual Bonuses paid Executive during the prior three fiscal years, including any compensation deferrals elected during such years by the Executive.

                          (c) If the Executive dies before receipt of 180+
                     monthly payments of the retirement benefit under this subsection and Executive does not have a surviving spouse, a lump sum payment shall be paid to Executive's estate. The lump sum payment shall be equal to the present value (using the discount rate that is used, or would have been used, to determine a lump sum payment payable in the month of distribution under the Company's qualified defined benefit pension plan) of the amount, if any, by which (1) the product of 180 multiplied by the monthly benefit paid to Executive (or payable to Executive at the time of Executive's death in the event of death before Executive's receipt of any payment) exceeds (2) the sum of the payments to Executive under this subsection.

                          (d) A monthly benefit shall be payable under this
                     subsection to the surviving spouse of Executive. Such benefit shall commence on the later of the first day of the month following the date of Executive's death or the first day of the month in which Executive would have attained age 58 and shall continue thereafter until the month in which the surviving spouse dies. The monthly benefit payable to the surviving spouse (as long as the Executive was married to such spouse at the earlier of (I) the time of his death or (II) the attainment of age 58) shall equal one-half of the monthly retirement benefit that was being paid or was payable to Executive under this subsection); provided, however, that if the Executive has remarried after attaining age 58 and the new surviving spouse is more than 10 years younger than the Executive, such amount shall be actuarially reduced pursuant to standard actuarial procedures to reflect such incremental age differential. Upon the death of the surviving spouse, the estate of Executive's surviving spouse shall be paid a lump


----------
+ Sewell:  240
                     sum payment equal to the present value (using the discount rate that is used, or would have been used, to determine a lump sum payment payable in the month of distribution under the Company's qualified defined benefit pension plan) of the amount, if any, by which (1) the product of 180 multiplied by the monthly benefit paid to Executive (or payable to Executive at the time of Executive's death in the event of death before Executive's receipt of any payment) exceeds (2) the sum of the payments to Executive and surviving spouse.

                          (e) A benefit payable under this subsection shall be
                     payable in all events if Executive separates from service for any reason other than a termination by the Company for Cause (including death, disability or separation from service); provided, however, that, if Executive terminates employment without Good Reason, the benefits payable hereunder shall not exceed an amount equal to the product of 180 multiplied by the monthly benefit payable to Executive at age 58 at the time of his termination of employment.

                     (x) Additional Payment by the Company.

                          (a) Anything in this Agreement to the contrary
                     notwithstanding, in the event it shall be determined that any payment, award, benefit or distribution (or any acceleration of any payment, award, benefit or distribution) by the Company (or any of its affiliated entities) to or for the benefit of Executive (whether pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section) (the "Payments") would be subject to the excise tax imposed by Code Section 4999, or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Company shall pay to Executive an additional payment (a "Gross-Up Payment") in an amount such that after payment by Executive of all taxes (including any Excise Tax) imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

                          (b) For purposes of determining whether any of the
                     Payments will be subject to the Excise Tax and the amounts of such Excise Tax:

                               (i) Such Payments shall be treated as "parachute
                          payments" within the meaning of Section 280G(b)(2) of the Code, but no parachute payments in excess of the "base amount" (as defined under 280G(b)(3) of the Code) shall be treated as subject to the Excise Tax, unless, and except to the extent that, in the opinion of nationally-recognized U.S. certified independent accountants with experience in these issues selected by Executive with the approval of the Vice Chairman (the "Accounting Firm") or tax counsel selected by such Accounting Firm, there is no substantial authority that the Payments (in whole or in part) do not constitute parachute payments, or represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the "base amount" or are otherwise not subject to the Excise Tax. All fees and expenses of the Accounting Firm shall be borne solely by the Company. The Gross-up Payment under this Section with respect to any Payments shall be made no later than thirty (30) days following the receipt of the Accounting Firm's determination. If the Accounting Firm determines that no Excise Tax is payable by Executive, it shall furnish Executive with a written opinion to such effect, and to the effect that failure to report the Excise Tax, if any, on Executive's applicable federal income tax return will not result in the imposition of a negligence or similar penalty. Subject to Subsection 5(b)(x)c below, the Determination by the Accounting Firm shall be binding upon the Company and Executive.

                               (ii) For purposes of determining the amount of
                          the Gross-up Payment, the Executive shall be deemed to
                          (a) pay federal income taxes at the highest marginal rates of federal income taxation for the calendar year in which the Gross-up Payment is to be made, (b) pay applicable state and local income taxes at the highest marginal rate of taxation for the calendar year in which the Gross-up Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

                          (c) As a result of the uncertainty in the application
                     of Section 4999 of the Code at the time of the Determination, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment") or Gross-up Payments are made by the Company which should not have been made ("Overpayment"), consistent with the calculations required to be made hereunder. In the event that the Executive thereafter is required to make payment of any Excise Tax or additional Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code) shall be promptly paid by the Company to or for the benefit of Executive. In the event the amount of the Gross-up Payment exceeds the amount necessary to reimburse the Executive for his Excise Tax, the Accounting Firm shall determine the amount of the Overpayment that has been made and any such Overpayment (together with interest at the rate provided in Section 1274(b)(2) of the Code) shall be promptly paid by Executive (to the extent he has received a refund if the applicable Excise Tax has been paid to the Internal Revenue Service) to or for the benefit of the Company. Executive shall cooperate, provided his expenses are reimbursed by the Company, with any reasonable requests by the Company in connection with any contests or disputes with the Internal Revenue Service in connection with the Excise Tax, including but not limited to taking action to contest a claim by the Internal Revenue Service, and permitting the Company to participate in proceedings relating to such claim.

         4. TERMINATION OF EMPLOYMENT.

               (a) Death or Disability. The Executive's employment shall terminate automatically upon the Executive's death during the Employment Period and in that event the Date of Termination shall be the date of death. If the Executive has become Disabled (as defined below) during the Employment Period and is, therefore, unable to perform his duties herein for more than one hundred eighty (180) calendar days during any period of twelve (12) consecutive months, or in the event of the Company's reasonable expectation that the Executive's Disability will exist for more than a period of one hundred eighty (180) calendar days, the Company may give to the Executive written notice in accordance with Section 4(d) of this Agreement of its intention to terminate the Executive's employment. In such event, the Executive's employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the "Disability Effective Date"), provided that, within the 30 days after such receipt, the Executive shall not have returned to full-time performance of the Executive's duties.

                     (i) The term "Disability" shall mean, for all purposes of
               this Agreement, the incapacity of the Executive, due to injury, illness, disease, or bodily or mental infirmity, to engage in the performance of substantially all of the usual duties of employment with the Company, such Disability to be determined by the Vice Chairman or the head of Human Resources of Parent upon receipt of and in reliance on medical advice from one (1) or more individuals, selected by the Vice Chairman and the head of Human Resources of Parent and reasonably acceptable to Executive, who are qualified to give such professional medical advice.

                     (ii) If the Executive's employment is terminated by reason of disability, the Date of Termination shall be the Disability Effective Date, or any later date specified by the Company.

               (b) Cause. The Company may terminate the Executive's employment during the Employment Period for Cause. For purposes of this Agreement, "Cause" shall mean:

                     (i) the continued failure of Executive to perform
               substantially his duties with the Company (other than any such failure resulting from Executive's incapacity due to physical or mental illness, or any such failure subsequent to Executive being delivered a Notice of Termination without Cause by the Company or delivering a Notice of Termination for Good Reason to the Company) after a written demand for substantial performance that specifically identifies the manner in which the Company believes that Executive has not substantially performed Executive's duties is delivered to Executive by the Vice Chairman and the head of Human Resources of Parent;

                     (ii) the willful engaging by Executive in illegal conduct
               or gross misconduct which is demonstrably injurious to the Company or its affiliates;

                     (iii) the failure by Executive, due to willful conduct or
               gross negligence, to maintain the privacy of financial, secret or confidential information concerning the Company, or a deliberate breach of a fiduciary duty owed by the Executive to the Company or its affiliates; or

                     (iv) the Executive's chronic alcohol or drug abuse that
               results in a material impairment of the Executive's ability to perform his or her duties as an employee of the Company.

         For purposes of this subsection (b), no act or failure to act, on the part of the Executive, shall be considered "deliberate" or "willful" unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive's action or omission was in the best interests of the Company. Any act, or failure to act, based upon instructions of the Vice Chairman or the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company.

               (c) Good Reason. The Executive may terminate employment for Good Reason provided that Executive provides written notice within ninety
         (90) days following Executive's knowledge of an event constituting Good Reason or such event shall not constitute Good Reason under this Agreement. "Good Reason" means, without Executive's express written consent, the occurrence of any of the following events:

                     (i) a reduction by the Company in Executive's Annual Base
               Salary or any other breach of Section 3(b) hereof by the Company, which is not cured by the Company within 30 business days after notice of such breach;

                     (ii) any requirement of the Company that Executive's
               principal work location be based anywhere more than seventy-five
               (75) miles from the office where Executive is located at the Closing Date;

                     (iii) a material diminishment in Executive's duties or
               title as in effect at the Closing Date, excluding for this purpose an isolated and inadvertent action not taken in bad faith and which is remedied by the Company within 30 days after receipt of notice thereof given by Executive, it being understood that diminishment in duties solely as a result of the Company becoming a subsidiary of Parent or no longer being a public company shall not be Good Reason;

                     (iv) the material breach of this Agreement by the Company;
               or

                     (v) any notice of non-renewal given by the Company pursuant to Section 2 hereof.+

               (d) Notice of Termination. A termination by the Company or by the Executive shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 11(b) of this Agreement. For purposes of this Agreement, a "Notice of Termination" means a written notice which indicates the Date of Termination, as specified below. The Date of Termination means:

                     (i) if the Executive's employment is terminated by the
               Company, the date of receipt of the Notice of Termination or any later date specified therein within 30 days of such notice, or

                     (ii) if the Executive's employment is terminated by the
               Executive, a date not less than 30 days after the date of the Notice of Termination, provided, however, that the Company may waive such 30-day provision.

         5. OBLIGATIONS OF THE COMPANY UPON TERMINATION.

               (a) Death or Disability. If the Executive's employment is terminated by reason of the Executive's death or disability during the Employment Period, this Agreement shall terminate without further obligations to the Executive's legal representatives or to the Executive, as the case may be, under this Agreement, other than for payment of:

                     (i) the Executive's Annual Base Salary through the Date of
               Termination to the extent not theretofore paid;


----------

+ Not for Sewell.

                     (ii) a pro rata portion of target Annual Bonus for the
               fiscal year in which the Date of Termination occurs based on 365 days, to the extent not theretofore paid;

                     (iii) the Retention Bonus, to the extent not theretofore
               paid;

                     (iv) retirement benefits as set forth in Section 3(b)(ix);
               and

                     (v) any other amounts or benefits required to be paid or
               provided or for which the Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company and its affiliated companies through the Date of Termination, to the extent not theretofore paid or provided, including disability insurance benefits, if applicable (such other amounts and benefits shall be hereinafter referred to as the "Other Benefits").

               Any amounts payable pursuant to subsections (i) through (iii) of this Section 5(a) shall be paid to the Executive, the Executive's estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the Date of Termination.

               (b) Termination Without Cause or by the Executive for Good Reason. If the Executive's employment is terminated after the Closing Date, by reason of the Executive's termination by the Company without Cause (other than by reason of death or Disability) or by the Executive for Good Reason, this Agreement shall terminate without further obligations to the Executive, under this Agreement, other than for payment of:

                     (i) the Executive's Annual Base Salary through the end of
               the month in which the Date of Termination occurs, to the extent not theretofore paid, shall be paid in a lump sum within thirty
               (30) days of Executive's Date of Termination;

                     (ii) a pro rata portion of any target Annual Bonus for the fiscal year in which the Date of Termination occurs, based on 365 days, to the extent not theretofore paid, shall be paid in a lump sum within thirty (30) days of Executive's Date of Termination;

                     (iii) the Retention Bonus, if not previously paid shall be paid in a lump sum within thirty (30) days of Executive's Date of Termination;

                     (iv) beginning on the last day of the month in which the
               Date of Termination occurs and ending after the greater of (A) the number of months remaining after the Date of Termination until the end of the Employment Period or (B) thirty-six (36) months, the Company shall pay Executive an amount equal to the sum of (X) plus (Y), divided by twelve. For this purpose, (X) equals the Executive's Annual Base Salary as in effect on the Date of Termination, and (Y) equals the average of the Annual Bonuses paid to Executive in the preceding three years;

                     (v) from the Date of Termination and for the greater of (A)
               the number of months remaining after the Date of Termination until the end of the Employment Period or (B) thirty-six (36) months thereafter, the Company shall continue welfare benefits to Executive and/or Executive's family that are at least equal, on an after-tax basis, to those which would have been provided to them in accordance with the Employee Benefit Plans described in
               Section 3(b)(iv) of this Agreement if Executive's employment had not been terminated; provided, however, that if Executive becomes re-employed with another employer and is eligible to receive medical or other welfare benefits under another employer provided plan, the medical and other welfare benefits described herein shall be secondary to those available to Executive under such other plan during such applicable period of eligibility;

                     (vi) to the extent not theretofore paid or provided, the
               Company shall timely pay or provide to Executive any other amounts or benefits required to be paid or provided or which Executive is eligible to receive as Other Benefits;

                     (vii) each stock option and any other stock-based award
               outstanding immediately prior to the Date of Termination shall be governed by the terms of the plan under which it was granted; and

                     (viii) retirement benefits as set forth in Section
               3(b)(ix).

               (c) Termination For Cause or by the Executive Without Good Reason. If the Executive's employment shall be terminated for Cause or the Executive terminates his employment prior to the end of the Employment Period without Good Reason, this Agreement shall terminate without further obligation to the Executive other than the obligation to pay to the Executive his Annual Base Salary through the Date of Termination to the extent theretofore unpaid and the Other Benefits and for a termination by Executive without Good Reason, retirement benefits as set forth in Section 3(b)(ix).

         6. NON-EXCLUSIVITY OF RIGHTS. Except as specifically provided, nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any plan, program, policy or practice provided by the Company or any of its affiliated companies and for which the Executive may qualify, nor, subject to Section 1 and Section 11(f), shall anything herein limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company or any of its affiliated companies. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company or any of its affiliated companies at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement, provided that the Executive shall not be eligible for severance benefits under any other program or policy of the Company.

         7. NO MITIGATION. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not the Executive obtains other employment.

         8. COVENANT NOT TO COMPETE; CONFIDENTIAL INFORMATION.

               (a) During the term of this Agreement, and for a three-year period after the Date of Termination, the Executive shall not:

                     (i) directly or indirectly, own, manage, operate, join,
               control, or participate in the ownership, management, operation or control of, or be employed by or connected in any manner with, any Competing Business, whether for compensation or otherwise, without the prior written consent of the Company. For the purposes of this Agreement, a "Competing Business" shall be any business which is a direct competitor of the Company or any of its affiliates at the Date of Termination within 200 miles of any location of the Company or any of its affiliates over which the Executive had responsibilities during the year prior to the Date of Termination;

                     (ii) in any manner, directly or indirectly, Solicit a
               Client to transact business with a Competing Business or to reduce or refrain from doing any business with the Company, or interfere or damage (or attempt to interfere with or damage) any relationship between the Company and a Client. For purposes of the Agreement, the term "Solicit" means any direct or indirect communication of any kind whatsoever, regardless of by whom initiated, inviting, advising, encouraging or requesting any person or entity, in any manner, to take or refrain from taking any action. For purposes of this Agreement, the term "Client" means any client or customer or prospective client or customer of the Company or any of its affiliates to whom the Executive provided services, or for whom the Executive transacted business, or whose identity became known to the Executive in connection with the Executive's relationship with or employment by the Company; or

                     (iii) in any manner, directly or indirectly, Solicit any
               person who is an employee of the Company or any of its affiliates to resign from the Company or to apply for or accept employment with any Competing Business.

               Notwithstanding the foregoing, this Section 8(a) shall not apply if the Executive is terminated without Cause by the Company or if Executive terminates employment for Good Reason.

               (b) The Executive hereby acknowledges that, as an employee of the Company, he will be making use of, acquiring and adding to confidential information of a special and unique nature and value relating to the Company and its strategic plan and financial operations. The Executive further recognizes and acknowledges that all confidential information is the exclusive property of the Company, is material and confidential, and is critical to the successful conduct of the business of the Company. Accordingly, the Executive hereby covenants and agrees that he will use confidential information for the benefit of the Company only and shall not at any time, directly or indirectly, during the term of this Agreement and thereafter, divulge, reveal or communicate any confidential information to any person, firm, corporation or entity whatsoever, or use any confidential information for his own benefit or for the benefit of others.

               (c) Any termination of the Executive's employment or of this Agreement shall have no effect on the continuing operation of this
         Section 8.

               (d) In addition to the cessation of payments set forth in Section 8(f), the Executive acknowledges and agrees that the Company will have no adequate remedy at law, and could be irreparably harmed, if the Executive breaches or threatens to breach any of the provisions of this
         Section 8. The Executive agrees that the Company shall be entitled to equitable and/or injunctive relief to prevent any breach or threatened breach of this Section 8, and to specific performance of each of the terms hereof in addition to any other legal or equitable remedies that the Company may have. The Executive further agrees that he shall not, in any equity proceeding relating to the enforcement of the terms of this Section 8, raise the defense that the Company has an adequate remedy at law.

               (e) The terms and provisions of this Section 8 are intended to be separate and divisible provisions and if, for any reason, any one or more of them is held to be invalid or unenforceable, neither the validity nor the enforceability of any other provision of this Agreement shall thereby be affected. The parties hereto acknowledge that the potential restrictions on the Executive's future employment imposed by this Section 8 are reasonable in both duration and geographic scope and in all other respects. If for any reason any court of competent jurisdiction, or arbitrator, shall find any provisions of this Section 8 unreasonable in duration or geographic scope or otherwise, the Executive and the Company agree that the restrictions and prohibitions contained herein shall be effective to the fullest extent allowed under applicable law in such jurisdiction.

               (f) The parties acknowledge that this Agreement would not have been entered into and the benefits described in Sections 3 or 5 would not have been promised in the absence of the Executive's promises under this Section 8 and that should the Executive engage in any activity or conduct prescribed hereunder, all payments under this Agreement shall cease.

         9. ASSIGNMENTS. This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. Any attempted or purported assignment hereof by the Executive shall be null and void. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

         10. ARBITRATION. ANY AND ALL DISPUTES OR CONTROVERSIES, ARISING FROM OR REGARDING THE INTERPRETATION, PERFORMANCE, ENFORCEMENT OR TERMINATION OF THIS AGREEMENT SHALL BE RESOLVED BY FINAL AND BINDING ARBITRATION IN THE LOCATION SELECTED BY EXECUTIVE, WITHIN THE CONTINENTAL UNITED STATES AND CANADA UNDER THE PROCEDURES OF THE CPR INSTITUTE FOR DISPUTE RESOLUTION OR ITS SUCCESSOR ENTITY. At the good faith election of either party, prior to commencing an arbitration proceeding, the parties agree to submit a dispute or controversy to an independent third-party mediation service for non-binding mediation; so long as such mediation process shall last no longer than five days. Nothing in this section is intended to prevent either party from obtaining either injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration or from utilizing any judicial court system to seek enforcement of an arbitration award.

         11. MISCELLANEOUS.

               (a) This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and wholly to be performed in such state. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified other than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

               (b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

                     If to the Executive:
                     To the address most recently on file with the Company.

                     If to the Company or to:

                          Centura Banks, Inc.

                          134 North Church Street
                          Rocky Mount, North Carolina 27804
                          Attn:  General Counsel
                     with a copy to Parent:

                          Royal Bank of Canada
                          8th Floor - South Tower
                          200 Bay Street
                          Toronto, ON M5J2J5

                          Attn: Vice Chairman of Personal and Commercial
                                Banking

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

               (c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

               (d) The Executive's or the Company's failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

               (e) From and after the date hereof this Agreement shall supersede any other employment, severance or change of control agreement between the Company or any of its affiliates, on the one hand, and the Executive, on the other, with respect to the subject matter hereof.

         12. COSTS OF ENFORCEMENT. In any action taken in good faith relating to the enforcement of this Agreement or any provision herein, Executive shall be entitled to be paid any and all costs and expenses incurred by him in enforcing or establishing his rights thereunder, including, without limitation, reasonable attorneys' fees, whether an arbitration proceeding be brought or not, and whether or not incurred in an arbitration proceeding, trial, bankruptcy or appellate proceedings, provided that the Executive prevails in such action. Executive shall also be entitled to be paid all reasonable legal fees and expenses, if any, incurred in connection with any tax audit or proceeding to the extent attributable to the application of Code Section 4999 to any payment or benefit hereunder. Such payment shall be made within fifteen (15) business days after delivery of Executive's respective written requests for payment accompanied with such evidence of fees and expenses incurred as the Company reasonably may require.

IN WITNESS WHEREOF, the Executive has hereunto set the Executive's hand and, pursuant to the authorization from its Board of Directors, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.


                                       -----------------------------------------
                                                      Executive

                                       CENTURA BANKS, INC.


                                       By
                                       -----------------------------------------
                                       Title:


                                       CENTURA BANK


                                       By
                                       -----------------------------------------
                                       Title:

                                                                      EXHIBIT D


                            FORM OF AFFILIATE LETTER


                                                             ____________, 2001



Royal Bank of Canada
200 Bay Street
Royal Bank Plaza
Toronto, Ontario
Canada M5J 2J5

Centura Banks, Inc.
134 North Church Street

Rocky Mount, North Carolina  27804


Ladies and Gentlemen:

         I have been advised that I may be deemed to be an "affiliate" of Centura Banks, Inc., a North Carolina corporation (the "Company") as that term is defined in Rule 144 and used in Rule 145 promulgated by the Securities and Exchange Commission (the "SEC") under the Securities Act 1933, as amended (the "Securities Act"). I understand that pursuant to the terms of the Agreement and Plan of Merger, dated as of January 26, 2001 (as amended from time to time, including the exhibits thereto, the "Merger Agreement"), by and between the Company and Royal Bank of Canada, a Canadian chartered bank (the "Acquiror"), a wholly owned subsidiary of the Acquiror plans to merge with and into the Company.

         I further understand that as a result of the Merger, I may receive shares of common stock, without nominal or par value, of the Acquiror ("Acquiror Common Stock") in exchange for shares of common stock, without par value, of the Company ("Company Common Stock").

         I have carefully read this letter and reviewed the Merger Agreement and discussed their requirements and other applicable limitations upon my ability to sell, transfer, or otherwise dispose of Acquiror Common Stock and Company Common Stock, to the extent I felt necessary, with my counsel or counsel for the Company.

         I represent, warrant and covenant with and to the Acquiror that in the event I receive any Acquiror Common Stock as a result of the Merger:

         1. I shall not make any sale, transfer, or other disposition of such Acquiror Common Stock unless (i) such sale, transfer or other disposition has been registered under the Securities Act, (ii) such sale, transfer or other disposition is made in conformity with the provisions of Rule 145 under the Securities Act (as such rule may be amended from time to time), or (iii) in the opinion of counsel in form and substance reasonably satisfactory to the Acquiror, or under a "no-action" letter obtained by me from the staff of the SEC, such sale, transfer or other disposition will not violate or is otherwise exempt from registration under the Securities Act.

         2. I understand that the Acquiror is under no obligation to register the sale, transfer or other disposition of shares of Acquiror Common Stock by me or on my behalf under the Securities Act or to take any other action necessary in order to make compliance with an exemption from such registration available.

         3. I understand that stop transfer instructions will be given to the Acquiror's transfer agent with respect to shares of Acquiror Common Stock issued to me as a result of the Merger and that there will be placed on the certificates for such shares, or any substitutions therefor, a legend stating in substance:

                     "The shares represented by this certificate were issued as a result of the merger of a subsidiary of Royal Bank of Canada with and into Centura Banks, Inc. on _______, 2001, in a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies. The shares represented by this certificate may be transferred only in accordance with the terms of a letter agreement between the registered holder hereof and Royal Bank of Canada, a copy of which agreement is on file at the principal offices of Royal Bank of Canada."

         4. I understand that, unless transfer by me of the Acquiror Common Stock issued to me as a result of the Merger has been registered under the Securities Act or such transfer is made in conformity with the provisions of Rule 145(d) under the Securities Act, the Acquiror reserves the right, in its sole discretion, to place the following legend on the certificates issued to my transferee:

                     "The shares represented by this certificate have not been registered under the Securities Act of 1933 and were acquired from a person who, in turn, received such shares as a result of the merger of a subsidiary of Royal Bank of Canada with and into Centura Banks, Inc. on ______, 2001, in a transaction to which Rule 145 under the Securities Act of 1933 applies. The shares have been acquired by the holder not with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act of 1933 and may not be offered, sold, pledged or otherwise transferred except in accordance with an exemption from the registration requirements of the Securities Act of 1933."

         It is understood and agreed that the legends set forth in paragraphs
(3) and (4) above shall be removed by delivery of substitute certificates without such legends if I shall have delivered to the Acquiror (i) a copy of a "no action" letter from the staff of the SEC, or an opinion of counsel in form and substance reasonably satisfactory to the Acquiror, to the effect that such legend is not required for purposes of the Act, or (ii) evidence or representations satisfactory to the Acquiror that Acquiror Common Stock represented by such certificates is being or has been sold in conformity with the provisions of Rule 145(d).

         I further understand and agree that this letter agreement shall apply to all shares of Company Common Stock and Acquiror Common Stock that I am deemed to beneficially own pursuant to applicable federal securities law and I further represent, warrant and covenant with and to the Acquiror that I will have, and will cause each of the other parties whose shares are deemed to be beneficially owned by me to have, all shares of Company Common Stock or Acquiror Common Stock owned by me or such parties registered in my name or the name of such parties, as applicable, prior to the effective date of the Merger and not the name of any bank, broker or dealer, nominee or clearing house.


                                        Very truly yours,


                                         By:___________________________________
                                              Name:



Accepted this ____ day of __________, 2001.


CENTURA BANKS, INC.


By: ____________________________________
    Name:
    Title:


ROYAL BANK OF CANADA


By: _____________________________________
    Name:
    Title:

By: _____________________________________
    Name:
    Title: